The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the related prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Registration No. 333-111490
Filed pursuant to Rule 424(b)(2)

SUBJECT TO COMPLETION, DATED MARCH 27, 2007

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 14, 2004)

$

4,000,000 Shares of Common Stock

We are selling 4,000,000 shares of our common stock. We have granted the underwriters an option to purchase up to 600,000 additional shares of common stock to cover over-allotments.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “RGLD.” The last reported sale price of our common stock on the NASDAQ Global Select Market on March 27, 2007 was $31.65 per share. Our common stock is also traded on the Toronto Stock Exchange under the symbol “RGL.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Royal Gold, Inc. (before expenses)	$	$

The underwriters expect to deliver the shares to the purchasers on or about April   , 2007.

Joint Book Runners

                HSBC                         Merrill Lynch & Co.

Co-Managers

JPMorgan	National Bank Financial	UBS Investment Bank

The date of this prospectus supplement is April   , 2007

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

Prospectus Supplement

i

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In any European Economic Area (“EEA”) member state that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any member state, the “Prospectus Directive”), this communication is only addressed to and is only directed at qualified investors in that member state within the meaning of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that all offers of shares will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of shares. Accordingly any person making or intending to make any offer within the EEA of shares which are the subject of the offer contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for the issuer or any of the underwriters to produce a prospectus for such offer. Neither Royal Gold, Inc. nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by underwriters which constitute the final offer of shares contemplated in this prospectus supplement.

Buyer’s representation

Each person in an EEA member state that has implemented the Prospectus Directive (each, a “Relevant Member State”) who receives any communication in respect of, or who acquires any shares under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and Royal Gold that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation, the expression an “offer” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-111490), as amended, that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process and that was declared effective on July 14, 2004. Under this shelf registration process, we may, from time to time, sell up to $300,000,000 of common stock, warrants, depositary shares, preferred stock or debt securities, of which this offering is a part.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” on page S-37 of this prospectus supplement before investing in our common stock.

Unless otherwise stated, information in this prospectus supplement assumes the underwriters will not exercise their over-allotment option to purchase additional shares of our common stock and no other person will exercise any other outstanding options to purchase shares of our common stock.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the related prospectus and the documents incorporated herein by reference contain or may contain certain forward-looking statements and information relating to us that are based on our beliefs and assumptions as well as information currently available to management. Additional written or oral forward-looking statements may be made by Royal Gold from time to time in filings with the SEC or otherwise. The words “believe,” “estimate,” “expect,” “anticipate,” and “project” and similar expressions are intended to identify forward-looking statements, which speak only as of the date the statement is made. These statements are included or incorporated by reference in this prospectus supplement. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements include statements regarding projected production and reserves from feasibility studies or received from the operators of our royalty properties. In addition to other factors described elsewhere in this prospectus supplement, factors that could cause actual results to differ materially from these forward-looking statements include, among others:

•	changes in gold and other metals prices;

•	the performance of our producing royalty properties;

•	decisions and activities of the operators of our royalty properties;

•	the ability of operators to bring projects into production and operate in accordance with feasibility studies;

•	unanticipated grade and geological, metallurgical, processing or other problems at the properties;

•	changes in project parameters as plans of the operators are refined;

•	changes in estimates of reserves and mineralization by the operators of our royalty properties;

•	economic and market conditions;

•	future financial needs;

•	federal, state and foreign legislation governing us or the operators;

•	the availability of royalties for acquisition or other acquisition opportunities;

•	our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments when making acquisitions;

•	risks associated with conducting business in foreign countries, including application of foreign laws to contract and other disputes, environmental laws and enforcement and uncertain political and economic environments; and

•	the ultimate additional liability, if any, to the State of California in connection with the Casmalia matter.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this prospectus supplement, including those set forth in “Risk Factors,” describe factors, among others, that could contribute to or cause such differences. We disclaim any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

CERTAIN DEFINITIONS

Gross Smelter Return (GSR) Royalty:  A defined percentage of gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.

Net Profits Interest:  A royalty based on the profit from a resource extraction operation, allowing for costs directly related to production. The expenses that the operator deducts from revenue are defined in the royalty agreement. Payments generally begin after payback of capital costs. The royalty holder is not responsible for contributing to capital expenses, covering operating losses or environmental liabilities.

Net Smelter Return (NSR) Royalty:  A defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining costs and smelting costs.

Net Value Royalty:  A percentage of the gross revenue from a resource extraction operation less certain contract-defined costs.

Royalty:  The right to receive a percentage or other denomination of mineral production from a mining operation.

Ton:  A unit of weight equal to 2,000 pounds or 907.2 kilograms.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the shares of our common stock offered herein. In making an investment decision, investors should consult their own tax advisors to determine the U.S. federal or state and any applicable foreign tax consequences for their investment in our common stock. See “Certain United States Federal Income Tax Considerations for Non-U.S. Holders” on page S-33.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us.  This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us you should read carefully this entire prospectus supplement and the related prospectus, including the “Risk Factors” section and the other documents we refer to and incorporate by reference. Unless otherwise indicated, “we,” “us,” “our,” or “Royal Gold” refer to Royal Gold, Inc. and its subsidiaries.

Royal Gold, Inc.

We, together with our subsidiaries, are engaged in the business of acquisition and management of precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any. Our principal producing mining property interests are as follows:

•	four royalty interests at the Pipeline Mining Complex located in Nevada and operated by the Cortez Joint Venture, a joint venture between Barrick Gold Corporation (“Barrick”) (60%) and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc;

•	a royalty interest on the Robinson mine, located in eastern Nevada and operated by Quadra Mining Ltd. (“Quadra”);

•	a royalty interest on the SJ Claims, covering portions of the Betze-Post mine located in Nevada and operated by Barrick;

•	a royalty interest on the Leeville Mining Complex, located in Nevada and operated by Newmont Mining Corporation (“Newmont”);

•	a variable royalty interest in the Troy underground silver and copper mine located in Montana and operated by Revett Silver Company (“Revett”);

•	a royalty interest on the Bald Mountain mine located in Nevada and operated by Barrick;

•	a royalty interest on the Mulatos mine, located in Sonora, Mexico, and operated by Alamos Gold, Inc. (“Alamos”); and

•	a royalty interest on a number of properties in Santa Cruz Province, Argentina, including the Martha silver mine, operated by Coeur d’Alene Mines Corporation (“Coeur”).

During the six months ended December 31, 2006, we generated royalty revenues of approximately $22.03 million, including approximately $9.48 million from the Pipeline Mining Complex, representing approximately 43% of our total revenues for that period. In addition, we generated royalty revenues of approximately $5.93 million from Quadra’s Robinson mine, approximately $2.36 million from the SJ Claims at the Betze-Post mine, approximately $1.46 million from the Leeville Mining Complex, approximately $1.02 million from the Troy mine, approximately $938,000 from the Bald Mountain mine, approximately $429,000 from the Mulatos mine and approximately $403,000 from the Martha mine.

Recent Developments

Since December 2005, Royal Gold has acquired royalties on six different mining properties. In January 2007, we acquired a 2% NSR royalty on the Peñasquito project located in the State of Zacatecas, Mexico, from Kennecott Exploration Company and Minera Kennecott S.A. de C.V. for $80 million in cash and 577,434 shares of our common stock (the “Peñasquito Royalty Acquisition”).

The Peñasquito project is composed of two main deposits called Peñasco and Chile Colorado and is under development by Goldcorp Inc. (“Goldcorp”). The Peñasquito project hosts one of the world’s largest silver, gold and zinc reserves. The feasibility study for Peñasquito estimates a mine life of approximately 17 years and anticipates initial mine start-up in late calendar year 2008 with full production being reached in calendar year 2012. See “Recent Developments — Peñasquito Royalty Acquisition.”

On February 28, 2007, Battle Mountain Gold Exploration Corp. (“Battle Mountain”) accepted our proposal to acquire 100% of the fully diluted shares of Battle Mountain for approximately 1.57 million shares of our common stock in a merger transaction. The proposal is subject to satisfactory completion of due diligence, definitive documentation, receipt of a fairness opinion satisfactory to Royal Gold’s board of directors and approval of the transaction by the shareholders of Battle Mountain, among other conditions. The definitive documentation for the merger will also be subject to satisfactory completion of due diligence, among other conditions. On March 23, 2007, Royal Gold made a $13.91 million loan to Battle Mountain pursuant to an unsecured one year term non-convertible promissory note that accrues interest at LIBOR plus 3% per annum. It is anticipated that this interim note will be superseded by the definitive documentation executed in connection with the Battle Mountain bridge facility pursuant to which Battle Mountain will be able to borrow up to $20 million in bridge financing to satisfy debt obligations and to finance royalty acquisitions. Of the $13.91 million borrowed by Battle Mountain, $4.46 million was paid to Macquarie Bank Limited on behalf of Battle Mountain in order to repay in full its obligations pursuant to bridge financing provided by Macquarie Bank to Battle Mountain and $9.45 million was placed into escrow. The funds will not be released from escrow until certain conditions have been met, including the execution of definitive documentation for the Battle Mountain bridge facility, as well as a security agreement to secure the bridge facility, the receipt of certain consents from Battle Mountain’s current lenders, and the execution of certain intercreditor agreements. Amounts outstanding under the definitive bridge loan documentation will be convertible at any time into Battle Mountain common stock at our election, at $0.60 per share. See “Recent Developments — Proposed Acquisition of Battle Mountain Gold Exploration Corp.”

On March 9, 2007, we completed our acquisition of a sliding-scale royalty interest on gold which is derived from certain mineral concessions located at the Pascua Lama project in Chile for $20.50 million. Barrick owns the Pascua Lama project, and is targeting production to commence in calendar year 2010. We also acquired an NSR royalty on Pascua Lama copper reserves in Chile sold after January 1, 2017. See “Recent Developments — Pascua Lama Acquisition.”

Royal Gold Business Model

The key elements of our business model are set out below:

1. Lower-Risk Exposure to Gold through Royalty Ownership.  We have established our business model based on the premise that an attractive means to invest in gold and precious metals is to acquire and hold royalty interests in gold properties rather than engage in mining operations. By holding royalties, we are rewarded when metal prices rise or reserves are increased on a property and our risks are reduced, because we are not required to contribute to capital costs, exploration costs, environmental costs or most operating costs of mines where we hold our royalty interests. Operating risk is further reduced by our portfolio of several active royalties with different operating companies over multiple geographies.

2. Financial Flexibility.  Our financial position and share liquidity allow us the opportunity to compete for and close acquisitions of royalties by means of a purchase or by providing financing.

3. Acquisition of Royalties on Major Developed or Undeveloped Mines.  We actively seek royalties on existing and planned mines and believe there are substantial benefits to holding royalties on properties with significant reserves that represent long-lived assets.

4. Industry Relationships and Experience.  We rely on our experienced management team to identify opportunities and structure creative approaches to acquire royalty interests. Our management team includes senior executives with many years of industry experience in geology, mine operations, metallurgy, mining law and mining and financing transactions. Our management team maintains personal relationships throughout the industry, from major mining companies to exploration companies, landowners and prospectors, giving us an excellent platform to identify, target and obtain royalty interests.

5. Royalty Evaluation Criteria.  We utilize a series of technical, business and legal criteria as we evaluate potential royalty acquisitions. Among the factors we consider are: our analysis of the quality of the asset, reputation of the operator, country risks, timing of anticipated production, potential for reserve growth and overall size and likely duration of the project. We rely both on our own management expertise and on that of consultants to evaluate mining properties and reserves as we value royalties for acquisition. We believe our systematic evaluation of royalties combined with our experience provides us a competitive advantage in acquiring royalties.

6. Significant Holdings in Nevada with Exposure Throughout the World.  We believe that the historical record of successful gold mining in Nevada makes it an attractive region to seek royalties, and the majority of our producing royalties are in Nevada. We also believe that it is important to have exposure to royalties in other parts of the world, and we currently have royalties on properties in California and Montana in the United States and in Argentina, Chile, Russia, Burkina Faso, Mexico and Finland. In addition, in the last two years we have evaluated royalty opportunities in Canada, Central America, Europe, Australia, other Republics of the former Soviet Union, Asia, Africa and South America.

Growth Strategy

Our growth strategy includes the following:

1. Build on Our Core Royalties.  We have compiled a core group of royalties in leading mines and mining districts in Nevada, with our royalties on Barrick’s Pipeline Mining Complex, our royalty at Quadra’s Robinson mine, our royalty on the SJ Claims at Barrick’s Betze-Post mine and our royalty at Newmont’s Leeville Mining Complex. We have built on our initial Pipeline Mining Complex royalties through direct acquisitions of existing producing and non-producing royalties, by providing royalty financing and by entering into strategic exploration alliances.

2. Pursue Strategic Acquisitions of High Quality Royalties.  We have been opportunistic in acquiring high quality existing royalties on producing properties operated by experienced mining companies and properties in the pre-production stage. We acquired our royalties on the SJ Claims and Leeville Mining Complex property based on our relationships with the original prospectors who identified the prospects and where high quality operators, Newmont and Barrick, were in place. The Peñasquito Royalty Acquisition and the Pascua Lama acquisition both represent acquisitions of pre-production stage properties operated by experienced mining companies, Goldcorp and Barrick, respectively. We provide individual and corporate royalty holders opportunities to monetize their royalty positions, which are often non-core assets of mining companies. Our purchases of royalties will continue to be important as we seek to continue to expand our royalty portfolio.

3. Organic Growth through Reserve Replacement.  We look for properties where we believe there is substantial potential for additional reserve growth. The Pipeline Mining Complex, Bald Mountain and the SJ Claims at Goldstrike represent examples of reserve additions to our royalty portfolio at no additional costs.

4. Create Royalties on Development Projects.  We seek to create royalties in early and development stage properties by providing financing to mining companies to conduct feasibility studies or develop their properties. We provide the cash investment needed by the operator to develop the mine in exchange for royalty interests on future production. Our royalties in Revett’s Troy Mine and the Taparko project in Burkina Faso, operated by High River Gold Mines Ltd. (“High River”), which we financed during our 2006 fiscal year in exchange for four royalty interests, are examples of this approach. We believe this financing approach provides us with a competitive advantage over traditional lenders in that the mining operator preserves equity, maintains full operational control of the project cash flows, and avoids the need to hedge and repay a loan.

5. Early Stage Exploration and Exploration Alliances.  Our business was built through successful exploration in Nevada, where we were involved in the discovery of the South Pipeline deposit, now part of the Pipeline Mining Complex. We seek to capture early stage royalty opportunities through acquiring exploration stage properties and by acquiring royalties in properties held by smaller, exploration-focused mining companies in Nevada and around the world in exchange for making a cash investment or joint venturing the exploration property. In these situations, we fund exploration activities to develop resources so they can ultimately be transferred to a mining company in exchange for a royalty interest. We hold royalty interests on various exploration properties. These properties are located in Nevada, California, Argentina, Russia and Finland.

Possible Acquisitions

We are engaged in a continual review of opportunities to acquire existing royalties, to create new royalties through the financing or joint venture of mining projects or to acquire companies that hold royalties. We have used both cash and our common stock in our acquisitions and we may issue substantial additional amounts of common stock as consideration in acquisitions in the future. At the current time we are evaluating or in discussions regarding a variety of different transactions that have varying likelihoods of being concluded. At this time we cannot provide assurance that all or any of the possible transactions will be concluded successfully.

Our Producing Royalty Interests

Our principal royalty interests are:

•	Pipeline Mining Complex: Four royalty interests at the Pipeline Mining Complex, located in Nevada and operated by Barrick, including the Pipeline, South Pipeline, GAP and Crossroads gold deposits. Our four royalty interests at the Pipeline Mining Complex are:

•	GSR1 — A sliding-scale GSR royalty that covers the current mine footprint, which includes the Pipeline and South Pipeline deposits and ranges from 0.4%, at a gold price below $210 per ounce, to 5.0% at a gold price of $470 per ounce or above;

•	GSR2 — A sliding-scale GSR royalty that covers areas outside the Pipeline and South Pipeline deposits and ranges from 0.72%, at a gold price below $210 per ounce, to 9.0% at a gold price of $470 per ounce or above;

•	GSR3 — A 0.71% fixed rate GSR royalty on the production covered by GSR1 and GSR2; and

•	NVR1 — A fixed rate 0.39% net value royalty on all production on the South Pipeline, Crossroads, and some of the GAP deposit, but not covering the Pipeline deposit.

•	Robinson: A 3% NSR royalty on the Robinson mine, located in eastern Nevada and operated by Quadra.

•	SJ Claims: A 0.9% NSR royalty on the SJ Claims, which covers a portion of the Betze-Post mine, at the Goldstrike operation, located in Nevada and operated by Barrick.

•	Leeville Mining Complex: A 1.8% carried working interest, equal to a 1.8% NSR royalty, on the majority of the Leeville Mining Complex located in Nevada and operated by Newmont.

•	Troy: Two royalty interests on the Troy mine, which is operated by Revett, located in northwestern Montana:

•	A production payment equivalent to a 7.0% GSR royalty until either cumulative production of approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or we receive $10.5 million in cumulative payments, whichever occurs first (as of December 31, 2006, we have received $3.5 million in cumulative payments); and

•	A GSR royalty which begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper, and steps down to a 2% GSR royalty after cumulative production has exceeded 12.7 million ounces of silver and 108.2 million pounds of copper.

•	Bald Mountain: A 1.75% NSR royalty interest covering a portion of the Bald Mountain mine, which is located in White Pine County, Nevada, and is operated by Barrick.

•	Mulatos: A sliding-scale NSR royalty on the Mulatos mine, located in Sonora, Mexico, and operated by Alamos. The sliding-scale NSR royalty, capped at two million ounces of gold production, ranges from 0.30% for gold prices below $300 per ounce up to a maximum rate of 1.50% for gold prices above $400 per ounce.

•	Martha: A 2% NSR royalty on a number of properties in Santa Cruz Province, Argentina, including the Martha mine, which is operated by Coeur.

Our Development Stage Royalty Interests

We also own the following royalty interests that are currently in development stage and are not yet in production:

•	Peñasquito and Pascua Lama: In January 2007, we acquired the Peñasquito royalty and on March 9, 2007 we acquired the Pascua Lama royalty. For a discussion of the Peñasquito and Pascua Lama acquisitions, see “Recent Developments — Peñasquito Royalty Acquisition” and “— Pascua Lama Acquisition.”

•	Taparko: Four royalty interests on the Taparko project are:

•	TB-GSR1 — A production payment equivalent to a 15% GSR royalty on all gold produced from the Taparko project until either cumulative production of 804,420 ounces of gold is achieved or until we receive $35 million in cumulative payments;

•	TB-GSR2 — A production payment equivalent to a GSR sliding-scale royalty on all gold produced from the Taparko project. TB-GSR2 remains in force until the termination of TB-GSR1;

•	TB-GSR3 — A perpetual 2% GSR royalty on all gold contained in and produced from the Taparko project after the termination of TB-GSR1 and TB-GSR2;

•	TB-MR1 — A 0.75% milling fee royalty on all gold, subject to annual caps, processed through the Taparko project processing facilities, that is mined from any area outside the Taparko project area.

Receipt of royalty revenue on the Taparko project is anticipated to commence in the third calendar quarter of 2007.

•	Gold Hill: A sliding-scale NSR royalty and unpatented mining claims on the Gold Hill deposit in Nye County, Nevada, controlled by Round Mountain Gold Corporation (“RMGC”), a joint venture between Kinross Gold Corporation (“Kinross”), the operator, and Barrick. The sliding-scale ranges from 1.0%, when the gold price is $350 per ounce or less, to 2.0% when the gold price is above $350 per ounce. Production on the Gold Hill deposit is expected to commence once permitting is completed and equipment from the Round Mountain pit becomes available.

Our Exploration Stage Royalty Interests

In addition, we own royalty interests in the following exploration stage projects. None of these exploration stage projects contains proven and probable reserves as of December 31, 2006.

•	A 5% NSR royalty interest on a portion of the Mule Canyon project, located in Lander County, Nevada;

•	A 16.5% net profits interest royalty on the Buckhorn South project, located in Eureka County, Nevada;

•	A 1% NSR royalty interest on the Simon Creek project, located in Eureka County, Nevada;

•	A 0.25% net value royalty interest on the Horse Mountain project, located in Lander County, Nevada;

•	A 1.5% net value royalty interest on the Ferris/Cooks Creek project, located in Lander County, Nevada;

•	A 0.5% NSR royalty interest on the Rye project, located in Pershing County, Nevada;

•	A 2.5% NSR royalty interest on the BSC project, located in Elko County, Nevada;

•	A 0.75% NSR royalty on a 67% interest (approximate) on the ICBM project, located in Lander County and Humboldt County, Nevada;

•	A 0.75% NSR royalty on the Long Peak project, located in Lander County, Nevada;

•	A 0.75% NSR royalty on the Dixie Flats project, located in Elko County, Nevada;

•	A 1% NSR royalty interest on the Long Valley project, located in Mono County, California;

•	A 2% NSR royalty on a number of exploration properties in Santa Cruz Province, Argentina;

•	A 1% NSR royalty on the Svetloye project in eastern Russia; and

•	A 2% NSR royalty on the Kettukuusikko property located in Lapland, Finland.

Corporate Information

We were incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, and our telephone number is (303) 573-1660. Our website address is www.royalgold.com. The information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

Operators’ Production Estimates by Royalty for Calendar 2007

The following table shows estimates received from the operators of our producing mines during the first quarter of calendar year 2007 indicating the production attributable to our royalty interests for calendar year 2007. The estimates are prepared by the operators of the mining properties. We do not participate in the preparation or verification of the operators’ estimates and have not independently assessed or verified the accuracy of such information. See the section entitled “Risk Factors — Risks Relating to our Business — Estimates of production by the operators of mines in which we have royalty interests are subject to change” on page S-18.

Royalty	Operator	Metal	Production

Pipeline GSR1	Barrick	Gold	478,543 oz.
Pipeline GSR2	Barrick	Gold	12,762 oz.
Pipeline GSR3	Barrick	Gold	491,305 oz.
Pipeline NVR1	Barrick	Gold	264,843 oz.
Robinson(1)	Quadra	Gold	68,058 oz.
Robinson(1)	Quadra	Copper	136.3 million lbs.
SJ Claims	Barrick	Gold	799,160 oz.
Leeville	Newmont	Gold	337,000 oz.
Troy(1)	Revett	Silver	2.0 million oz.
Troy(1)	Revett	Copper	15.9 million lbs.
Bald Mountain	Barrick	Gold	90,811 oz.
Mulatos	Alamos	Gold	150,397 oz.
Martha(1)	Coeur D’ Alene	Silver	2.7 million oz.

(1)	Recovered metal contained in concentrate.

In addition, receipt of royalty revenue at the Taparko project is scheduled to commence in the third calendar quarter of 2007. High River estimates that calendar year 2007 gold production will be approximately 68,713 ounces.

Reserve Information

The following table shows the proven and probable reserves that have been reported to us by the operators of our royalty interests or that we have obtained through publicly available information as of December 31, 2006. Reserve information for our royalty interests is prepared by the operators of the mining properties. We do not participate in the preparation or verification of the operators’ reserve information and have not independently assessed or verified the accuracy of such information. See the section entitled “Risk Factors — Risks Relating to our Business — Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant estimates which can change” on page S-18.

Summary of Proven and Probable Gold Reserves Subject to Our Royalties(1)
As of December 31, 2006

				Average Gold	Gold Contained
			Tons	Grade	Ounces
Royalty	Operator(2)	Category	(millions)	(ounces per ton)	(millions)(3)

Pipeline GSR1(4)	Barrick	Proven	10.783	0.043	0.466
		Probable	56.364	0.029	1.632
Pipeline GSR2(5)	Barrick	Proven	2.334	0.016	0.037
		Probable	13.174	0.015	0.192
Pipeline GSR3(6)	Barrick	Proven	13.117	0.038	0.502
		Probable	69.538	0.026	1.823
Pipeline NVR1(7)	Barrick	Proven	9.550	0.029	0.275
		Probable	52.714	0.024	1.273
Robinson(8)	Quadra	Proven	129.658	0.008	1.000
		Probable	5.266	0.006	0.033
SJ Claims(9)	Barrick	Reserve	60.547	0.132	7.977
Leeville(10)	Newmont	Proven	0.029	0.310	0.009
		Probable	5.146	0.454	2.339
Bald Mountain(11)	Barrick	Reserve	51.487	0.039	2.024
Mulatos(12)	Alamos	Proven	6.413	0.053	0.342
		Probable	28.337	0.046	1.295
Taparko(13)	High River	Proven	—	—	—
		Probable	9.507	0.087	0.830
Gold Hill(14)	Kinross	Reserve	—	—	—
Peñasquito (Oxide)(15)	Goldcorp	Proven	75.177	0.008	0.591
		Probable	20.723	0.010	0.202
Peñasquito (Sulfide)(15)	Goldcorp	Proven	295.306	0.018	5.175
		Probable	230.381	0.017	4.013
Pascua Lama(16)	Barrick	Proven	30.582	0.053	1.623
		Probable	282.206	0.042	11.967

Summary of Proven and Probable Silver(17) Reserves Subject to Our Royalties(1)
As of December 31, 2006

				Average Silver	Silver Contained
			Tons	Grade	Ounces
Royalty	Operator	Category	(millions)	(ounces per ton)	(millions)(3)

Troy 7% GSR(18)	Revett	Reserve	9.03	1.14	10.323
Troy 6.1% GSR(18)	Revett	Reserve	1.79	1.14	2.046
Troy 2% GSR(18)	Revett	Reserve	1.22	1.14	1.399
Martha(19)	Coeur	Proven	0.033	64.00	2.118
		Probable	0.066	60.00	3.966
Peñasquito (Oxide)(15)	Goldcorp	Proven	75.177	0.71	53.014
		Probable	20.723	0.65	13.525
Peñasquito (Sulfide)(15)	Goldcorp	Proven	295.306	1.03	305.339
		Probable	230.381	0.88	202.983

Summary of Proven and Probable Copper(20) Reserves Subject to Our Royalties(1)
As of December 31, 2006

				Average Copper	Copper Contained
			Tons	Grade	Pounds
Royalty	Operator	Category	(millions)	(% Cu)	(millions)(3)

Troy 7% GSR(18)	Revett	Reserve	7.89	0.54	85
Troy 6.1% GSR(18)	Revett	Reserve	1.58	0.54	17
Troy 2% GSR(18)	Revett	Reserve	2.72	0.54	29
Robinson(8)	Quadra	Proven	129.658	0.69	1,787
		Probable	5.266	0.73	77

Summary of Proven and Probable Zinc(21) Reserves Subject to Our Royalties(1)
As of December 31, 2006

				Average Zinc	Zinc Contained
			Tons	Grade	Pounds
Royalty	Operator	Category	(millions)	(% Zn)	(millions)(3)

Peñasquito (Sulfide)(15)	Goldcorp	Proven	295.306	0.81	4,768
		Probable	230.381	0.70	3,214

Summary of Proven and Probable Lead(22) Reserves Subject to Our Royalties(1)
As of December 31, 2006

				Average Lead	Lead Contained
			Tons	Grade	Pounds
Royalty	Operator	Category	(millions)	(% Pb)	(millions)(3)

Peñasquito (Sulfide)(15)	Goldcorp	Proven	295.306	0.38	2,251
		Probable	230.381	0.31	1,432

(1)	“Reserve” is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

“Proven (Measured) Reserves” are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, and the grade is computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that the size, shape, depth and mineral content of the reserves are well established.

“Probable (Indicated) Reserves” are reserves for which the quantity and grade are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance of probable (indicated) reserves, although lower than that for proven (measured) reserves, is high enough to assume geological continuity between points of observation.

Certain of the royalty operators are Canadian issuers. Their definitions of “Mineral Reserve,” “Proven Mineral Reserve” and “Probable Mineral Reserve” conform to the Canadian Institute of Mining, Metallurgy and Petroleum’s definitions of these terms as of the effective date of estimation as required by National Instrument 43-101 of the Canadian Securities Administrators. These terms are different than the definitions of “Reserve,” “Proven (Measured) Reserves,” and “Probable (Indicated) Reserves” used by the SEC and defined above.

(2)	Gold reserves were calculated by the various operators at the following per ounce prices: $350 — Mulatos; $400 — Taparko and Gold Hill; $450 — Peñasquito; $475 — Pipeline Mining Complex, SJ Claims, Bald Mountain and Pascua Lama; $500 — Leeville Mining Complex and Robinson.

(3)	Amounts shown represent 100% of the reserves subject to our royalty interest and do not take into account losses in mining dilution or in processing the ore.

(4)	GSR1 is a sliding-scale royalty for all gold produced from the “Reserve Claims,” which includes 52 claims that encompass all of the proven and probable reserves in the Pipeline and South Pipeline deposits as of April 1, 1999.

(5)	GSR2 is a sliding-scale royalty that covers an area outside of the Reserve Claims.

(6)	GSR3 is a 0.71% fixed rate royalty that covers the same area as GSR1 and GSR2.

(7)	NVR1 is a 0.39% net value royalty that covers production from the majority of the GAS Claims, which covers a portion of the Pipeline Mining Complex that excludes the Pipeline pit. NVR1 is calculated by deducting contract-defined processing-related and associated capital costs but not mining costs from revenue received by the operator.

(8)	We own a 3.0% NSR royalty on the Robinson mine.

(9)	We own a 0.9% NSR royalty on the SJ Claims. The operator did not provide a breakdown of proven and probable reserves.

(10)	We own a 1.8% carried working interest, equal to a 1.8% NSR royalty, on the Leeville Mining Complex.

(11)	We own a 1.75% to 3.5% sliding-scale NSR royalty on a portion of the Bald Mountain mine. The operator did not provide a breakdown of proven and probable reserves.

(12)	We own a 0.30% to 1.5% sliding-scale NSR royalty on the Mulatos mine.

(13)	We hold four royalty interests on the Taparko project: a production payment equivalent to a 15% GSR royalty on all gold produced from the Taparko project until either cumulative production of 804,420 ounces of gold is achieved or until we receive $35 million in cumulative payments; a production payment equivalent to a GSR sliding-scale royalty; a 2% GSR royalty; and a 0.75% milling fee royalty.

(14)	We own unpatented mining claims and a 1.0% to 2.0% sliding-scale NSR royalty on the Gold Hill mine. RMGC’s Gold Hill reserves are not separately detailed in their publicly available financial reports. However, Barrick stated in its September 2006 Nevada Mine Tour presentation entitled “Barrick in Nevada,” posted on their web site, that as of December 31, 2005, there were 375,000 contained ounces in reserve that represent their 50% share of the project.

(15)	We own a 2.0% NSR royalty on the Peñasquito project.

(16)	We own a 0.16% to 1.08% sliding-scale NSR royalty on the Pascua Lama project. The royalty applies to all gold production from an area of interest in Chile.

(17)	Silver reserves were calculated by the operators at $11.00 per ounce for Troy, at $8.00 per ounce for the Martha mine and at $7.00 per ounce at the Peñasquito project.

(18)	We own a production payment equivalent to a 7.0% GSR royalty, a 6.1% GSR royalty and a 2% perpetual royalty on the Troy mine, subject to certain production thresholds. The operator did not provide a breakdown of proven and probable reserves.

(19)	We own a 2% NSR royalty on the Martha mine.

(20)	Copper reserves were calculated by the operators at $2.00 per pound for Troy and $1.15 per pound for Robinson.

(21)	Zinc reserves were calculated by the operator at $0.60 per pound for the Peñasquito project.

(22)	Lead reserves were calculated by the operator at $0.30 per pound for the Peñasquito project.

The Offering

Common stock being offered by us	4,000,000 shares

Common stock to be outstanding immediately after this offering	28,199,917 shares

Use of proceeds	We intend to use the net proceeds of this offering to repay the outstanding balance under our revolving credit facility with HSBC Bank USA, National Association, to fund the acquisition and financing of additional royalty interests and for general corporate purposes.

Risk factors	An investment in our common stock involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-15.

NASDAQ Global Select Market symbol	RGLD

Toronto Stock Exchange symbol	RGL

Dividend policy	We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal year 2000. We currently plan to pay a dividend on a calendar year basis, subject to the discretion of the board of directors. However, our board of directors may determine not to declare a dividend based on a number of factors including the gold price, economic and market conditions, and the financial needs of opportunities that might arise in the future.

The number of shares of common stock that will be outstanding after the offering is based on 24,199,917 shares outstanding as of March 27, 2007. This number excludes:

•	598,114 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $17.27 per share, of which 459,680 shares of common stock are subject to options that are vested and immediately exercisable;

•	188,875 shares of restricted common stock, subject to achieving certain performance goals or continued service with us, outstanding under our 2004 Omnibus Long-Term Incentive Plan;

•	314,692 shares of common stock reserved for future issuance under our equity compensation plans; and

•	any of the 600,000 additional shares issuable pursuant to the underwriters’ over-allotment option.

Summary of Consolidated Financial Data

The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended June 30, 2006 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated statement of operations data for the years ended June 30, 2006, 2005 and 2004 from our audited consolidated financial statements. The related audit report is incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated financial data for the six months ended December 31, 2006 and 2005 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown. Historical results are not necessarily indicative of the results to be expected in the future.

	For the Six Months		For the Years
	Ended December 31,		Ended June 30,
	2006	2005	2006	2005	2004
	(dollars in thousands, except share data)
Statements of Operations Data:
Royalty revenues	$22,025	$14,403	$28,380	$25,302	$21,353
Costs and expenses
Costs of operations	1,530	1,107	2,288	1,847	1,513
General and administrative	2,666	2,608	5,022	3,695	2,923
Exploration and business development	891	1,461	3,397	1,893	1,392
Depreciation, depletion and amortization	3,178	1,929	4,261	3,205	3,314

Total costs and expenses	8,265	7,105	14,968	10,640	9,142

Operating income	13,760	7,298	13,412	14,662	12,211

Interest and other income	1,926	1,454	3,204	834	442
Gain on sale of available for sale securities	—	—	—	164	23
Interest and other expense	(132)	(55)	(165)	(104)	(150)

Income before income taxes	15,554	8,697	16,451	15,556	12,526
Current tax expense	(5,920)	(3,354)	(5,974)	(3,047)	(882)
Deferred tax benefit (expense)	962	622	873	(1,055)	(2,772)

Net income	$10,596	$5,965	$11,350	$11,454	$8,872

Earnings per share
Basic	$0.45	$0.27	$0.50	$0.55	$0.43

Diluted	$0.44	$0.27	$0.49	$0.54	$0.42

Weighted average number of common shares outstanding
Basic	23,590,292	22,201,543	22,863,784	20,875,957	20,760,452
Diluted	23,819,540	22,452,460	23,121,862	21,070,797	21,110,521

The summary unaudited balance sheet data as of December 31, 2006 was derived from our consolidated financial statements. The unaudited as adjusted balance sheet data below gives effect to the issuance by us of 4,000,000 shares of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses, at an assumed public offering price of $32.00 per share, and the application of the net proceeds therefrom.

	As of December 31,
	2006
		As
	Actual	Adjusted
	(dollars in thousands)

Balance Sheet Data:
Current assets:
Cash and equivalents(1)(2)	$70,936	$192,356
Royalty receivables	8,621	8,621
Other current assets	591	591

Total current assets	80,148	201,568
Royalty interests in mineral properties, net(1)	99,702	99,702
Other assets	3,542	3,542

Total assets	$183,392	$304,812

Current liabilities(2)	5,691	5,691
Long-term liabilities(2)	6,724	6,724

Total liabilities	$12,415	$12,415

Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; issued 23,844,140, and 27,844,140 as adjusted	238	278
Additional paid-in capital	168,134	289,514
Accumulated other comprehensive income	387	387
Accumulated earnings	3,315	3,315
Treasury stock, at cost (229,224 shares)	(1,097)	(1,097)

Total stockholders’ equity	170,977	292,397

Total liabilities and stockholders’ equity	$183,392	$304,812

(1)	Does not include adjustments to reflect the Peñasquito and Pascua Lama royalty acquisitions.

(2)	On January 5, 2007, Royal Gold and a wholly-owned subsidiary entered into the Second Amended and Restated Loan Agreement increasing our current revolving credit facility from $30 million to $80 million. No funds were drawn under the revolving credit facility as of December 31, 2006. As of March 27, 2007, we have drawn $60 million under the revolving credit facility to complete the closings of the Peñasquito and Pascua Lama acquisitions and to fund the initial advance under the Battle Mountain bridge facility, with $20 million remaining available. A portion of the net proceeds from the sale of our shares in this offering will be used to repay the outstanding balance under the revolving credit facility. See “Use of Proceeds.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

Our revenues are largely dependent on a single property.

For the six months ended December 31, 2006, approximately 43% of our revenues were derived from royalties from the Pipeline Mining Complex, compared to approximately 76% derived from the Pipeline Mining Complex for our six months ended December 31, 2005. We expect that revenue from our royalties on the Pipeline Mining Complex will continue to be a significant, though less dominant, contributor to our revenue in future periods. The Pipeline Mining Complex will continue to be material to our success.

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are operated in our best interest.

All of our current revenue is derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no authority regarding development or operation of a mineral property. Therefore, we are not in control of basic decisions regarding development or operation of any of the properties in which we hold a royalty interest, and we have limited or no legal rights to influence those decisions.

Our strategy of having others operate properties in which we retain a royalty or other passive interest puts us generally at risk to the decisions of others regarding all basic operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters, and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although we attempt to secure contractual rights that will permit us to protect our interests, there can be no assurance that such rights will always be available or sufficient, or that our efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which we have royalty interests in ways that would be beneficial to our stockholders.

Volatility in gold and other metal prices may have an adverse impact on the value of our royalty interests and reduce our royalty revenues.

The profitability of our royalty interests and exploration properties is directly related to the market price of gold and, to a lesser degree, other metal prices. The market price of each metal fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include metal supply, industrial and jewelry fabrication demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by metal producers, global or regional political, economic or banking crises, and a number of other factors. If the market price of gold, or certain other metals, should drop, our royalty revenues would also drop. Our sliding-scale GSR1 royalty at the Pipeline Mining Complex amplifies this. When the gold price falls below the steps in the sliding-scale GSR1 royalty, we receive a lower royalty rate on production. In addition, if gold and certain other metal prices drop dramatically, we might not be able to recover our investment in royalty interests or properties. The selection of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can have a material adverse effect on the economics of a mine, and can eliminate or have a material adverse impact on the value of royalty interests.

The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of gold, based on the London P.M. fix.

Gold Price Per Ounce ($)

Year	High	Low

1998	313	273
1999	326	253
2000	312	263
2001	293	256
2002	349	278
2003	416	320
2004	454	375
2005	537	411
2006	725	525
2007 (through March 27, 2007)	686	608

The volatility in silver prices is illustrated by the following table which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of silver, based on the London P.M. fix.

Silver Price Per Ounce ($)

Year	High	Low

1998	7.81	4.69
1999	5.75	4.88
2000	5.45	4.57
2001	4.82	4.07
2002	5.10	4.24
2003	5.97	4.37
2004	8.29	5.50
2005	9.23	6.39
2006	14.94	8.83
2007 (through March 27, 2007)	14.58	12.21

The volatility in copper prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per pound of copper, based on the London Metal Exchange cash settlement price for copper Grade A.

Copper Price Per Pound ($)

Year	High	Low

1998	0.82	0.67
1999	0.80	0.63
2000	0.89	0.76
2001	0.81	0.62
2002	0.75	0.67
2003	1.00	0.72
2004	1.43	1.10
2005	2.08	1.44
2006	3.65	2.15
2007 (through March 27, 2007)	3.11	2.37

We depend on the services of our President and Chief Executive Officer, our Executive Chairman and other key employees.

We believe that our success depends on the continued service of our key executive management personnel. Currently, Tony Jensen is serving as President and Chief Executive Officer and Stanley Dempsey is serving as our Executive Chairman. Mr. Jensen has extensive experience in mining operations. Mr. Dempsey’s knowledge of the legal and commercial aspects of royalties and his extensive contacts within the mining industry give us an important competitive advantage. Loss of the services of Mr. Jensen, Mr. Dempsey or other key employees could jeopardize our ability to maintain our competitive position in the industry. We currently do not have key person life insurance for any of our officers or directors.

Our revenues are subject to operational risks of the mining industry.

Although we are not required to pay capital costs or most operating costs, our financial results are subject to hazards and risks normally associated with developing and operating mining properties, both for the properties where we have exploration alliances or indirectly for properties operated by others where we hold royalty interests. These risks include:

•	insufficient ore reserves;

•	fluctuations in production costs by the operators or third parties that may make mining of ore uneconomic or impact the amount of reserves;

•	declines in the price of gold and other metal prices;

•	significant environmental and other regulatory restrictions;

•	labor disputes;

•	geological problems;

•	pit walls or tailings dam failures;

•	natural catastrophes such as floods or earthquakes; and

•	the risk of injury to persons, property or the environment.

Operating cost increases can have a negative effect on the value of and income from our royalty interests, by potentially causing an operator to curtail, delay, or close operations at a mine site.

Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant estimates which can change.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control or that of the operators of mineral properties in which we have a royalty interest. Reserve estimates on our royalty interests are prepared by the operators of the mining properties. We do not participate in the preparation or verification of such reports and have not independently assessed or verified the accuracy of such information. The estimation of reserves and of other mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate, may cause revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about gold and other precious metal prices are subject to great uncertainty and such prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including short-term operating factors, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Estimates of production by the operators of mines in which we have royalty interests are subject to change.

Production estimates are prepared by the operators of the mining properties. There are numerous uncertainties inherent in estimating anticipated production attributable to our royalty interests, including many factors beyond our control or that of the operators of mineral properties in which we have royalty interests. We do not participate in the preparation or verification of production estimates and have not independently assessed or verified the accuracy of such information. The estimation of anticipated production is a subjective process and the accuracy of any such estimates is a function of the quality of available data, reliability of production history, variability in grade encountered, mechanical or other problems encountered and engineering and geological interpretation and operator judgment. Rates of production may be less than anticipated. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause actual production to vary materially from such estimates.

We may be unable to acquire additional royalty interests.

Our future success depends upon our ability to acquire royalty interests to replace depleting reserves and to diversify our royalty portfolio. We anticipate that most of our revenues will be derived from royalty interests that we acquire or finance, rather than through exploration and development of properties. In addition, we face competition in the acquisition of royalty interests. If we are unable to successfully acquire additional royalties, the reserves on properties currently covered by our royalties will decline as existing reserves are mined.

Acquired royalty interests may not produce anticipated royalty revenues.

The royalty interests we acquire may not produce the anticipated royalty revenues. The success of our royalty acquisitions is based on our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments, particularly acquisitions of royalties on development stage properties. If the operator does not bring the property into production and operate in accordance with feasibility studies, acquired royalty interests may not yield royalty revenues or sufficient royalty revenues to be profitable. The Taparko project in Burkina Faso and the Peñasquito project in Mexico represent our largest development stage royalty acquisitions to date. In addition, our Pascua Lama acquisition in Chile is in a pre-production stage. The failure of these projects to produce anticipated royalty revenues may materially and adversely affect our financial condition, results of operations and cash flows.

Anticipated federal legislation could decrease our royalty revenues.

In recent years, the United States Congress has considered a number of proposed major revisions of the General Mining Law, which governs the creation and possession of mining claims and related activities on federal public lands in the United States. It is possible that another bill may be introduced in the Congress and it is possible that a new law could be enacted. If and when a new mining law is enacted, it might impose a royalty upon production of minerals from federal lands and might contain new requirements for mined land reclamation, and similar environmental control and reclamation measures. It remains unclear to what extent new legislation may affect existing mining claims or operations, but it could raise the cost of mining operations, perhaps materially affecting operators and our royalty revenue.

The effect of any revision of the General Mining Law on royalty interests in the United States cannot be determined conclusively until such revision, if any, is enacted. The majority of our royalty interests are on public lands. If a royalty, assessment, production tax, or other levy imposed on and measured by production is charged to the operator at the Pipeline Mining Complex, the amount of that charge would be deducted from gross proceeds for calculation of our GSR1, GSR2 and GSR3 royalties.

The mining industry is subject to significant environmental risks.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and generally are becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the companies within the mining industry, such as the operators of the mines in which we hold a royalty interest, at a reasonable price. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, it could reduce our royalty revenues. To the extent that we become subject to environmental liabilities for the time period during which we were operating properties, the satisfaction of any liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition, results of operations and cash flows.

In September 2002, we settled a claim by the United States Environmental Protection Agency, or the “EPA,” against Royal Gold, along with 92 other potentially responsible parties. The EPA’s allegation was based on the disposal of allegedly hazardous petroleum exploration wastes at the Casmalia Resources Hazardous Waste Site by our predecessor, Royal Resources, Inc., during 1983 and 1984. Although we do not currently expect to incur additional costs in connection with this claim, the State of California has notified us and the other parties who participated in the settlement that it will seek to recover response costs. We do not know and cannot predict the amount of the estimated costs the State would seek to recover but, if we are compelled to pay a large sum, it could materially adversely affect our results of operations and cash flows. If the State agrees to a volumetric allocation among the parties, our portion of the liability would be 0.438% of any settlement amount. Please see Part I, Item 3. “Legal Proceedings — Casmalia Resources Hazardous Waste Disposal Site,” of our Annual Report on Form 10-K for the year ended June 30, 2006 and Note 8 “Commitments and Contingencies — Casmalia,” of the notes to the consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006.

If title to properties are not properly maintained by the operators, our royalty revenues may be decreased.

The validity of unpatented mining claims, which constitute a significant portion of the properties on which we hold royalties in the United States, is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and therefore it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of an unpatented mining claim. If title to unpatented mining claims included among our royalty properties is not properly maintained, our royalty revenues could be adversely affected.

Foreign operations are subject to many risks.

Our foreign activities are subject to the risks normally associated with conducting business in foreign countries. This includes exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, foreign environmental laws and enforcement, expropriation or nationalization of property, labor practices and disputes, and uncertain political and economic environments. There are also risks of war and civil disturbances, as well as other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract rights or the taking of property by nationalization or expropriation, without fair compensation. Exploration licenses granted by some foreign countries do not include the right to mine. Each country has discretion in determining whether to grant a license to mine. If an operator cannot secure a mining license following exploration of a property, the value of our royalty interest would be negatively affected. Foreign operations could also be adversely impacted by laws and policies of the United States affecting foreign trade, investment, and taxation. We currently have interests in projects in Argentina, Burkina Faso, Finland, Mexico, Russia and Chile. We also evaluate precious metal royalty acquisitions or development opportunities in other parts of the world, including Canada, Central America, Europe, Australia, other Republics of the former Soviet Union, Asia, Africa and South America.

We are also subject to the risks of operating in Burkina Faso, West Africa. Countries in the region have historically experienced periods of political uncertainty, exchange rate fluctuations, balance of payments and trade difficulties and problems associated with extreme poverty and unemployment. Any of these economic or political risks could adversely affect the Taparko project.

Our operations in Mexico are subject to risks such as the effects of political developments and local unrest, and communal property issues. In the past, Mexico has experienced prolonged periods of weak economic conditions characterized by exchange rate instability, increased inflation and negative economic growth, all of which could occur again in the future. Any of these risks could adversely affect the Mulatos mine and the Peñasquito project.

We hold a royalty interest in an exploration property that is subject to the risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market, including extensive currency controls and potentially high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments. Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect.

Our Martha royalty is subject to risks relating to operating in Argentina. Argentina, while currently economically and politically stable, has experienced political instability, currency fluctuations and changes in banking regulations in recent years. Future instability, currency value fluctuations or regulation changes could adversely affect our revenues from the Martha mine.

Risks Related to Our Common Stock

Our stock price may continue to be volatile and could decline.

The market price of our common stock has fluctuated and may decline in the future. The high and low sale prices of our common stock were $20.50 and $12.30 in the fiscal year ended June 30, 2005, $41.66 and $18.74 in the fiscal year ended June 30, 2006 and $37.50 and $24.12 through March 27, 2007 for the fiscal year ended June 30, 2007. The fluctuation of the market price of our common stock has been affected by many factors that are beyond our control, including:

•	market prices of gold and other metals;

•	interest rates;

•	expectations regarding inflation;

•	ability of operators to produce precious metals and develop new reserves;

•	currency values;

•	general stock market conditions; and

•	global and regional political and economic conditions.

We may change our dividend policy.

We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal year 2000. Our board of directors has discretion in determining whether to declare a dividend based on a number of factors, including prevailing gold prices, economic market conditions, and funding requirements for future opportunities or operations. If our board of directors declines to declare dividends in the future, or reduces the current dividend level, our stock price could fall, and the success of an investment in our common stock would depend solely upon any future stock price appreciation in value.

Certain anti-takeover provisions could delay or prevent a third party from acquiring us.

Provisions in our Certificate of Incorporation may make it more difficult for third parties to acquire control of us or to remove our management. Some of these provisions:

•	Permit our board of directors to issue preferred stock that has rights senior to the common stock without stockholder approval; and

•	Provide for three classes of directors serving staggered, three-year terms.

We are also subject to the business combination provisions of Delaware law that could delay, deter, or prevent a change in control. In addition, we have adopted a Stockholder’s Rights Plan that imposes significant penalties upon a person or group that acquires 15% or more of our outstanding common stock without the approval of the board of directors. Any of these measures could prevent a third party from pursuing an acquisition of Royal Gold, even if stockholders believe the acquisition is in their best interests.

RECENT DEVELOPMENTS

Peñasquito Royalty Acquisition

On January 23, 2007, we acquired a 2% NSR royalty on the Peñasquito project located in the State of Zacatecas, Mexico, from Kennecott Exploration Company, a Delaware corporation, and Minera Kennecott S.A. de C.V., a company incorporated under the laws of Mexico, for $80 million in cash and 577,434 shares of our common stock. We also obtained the right to acquire any or all of a group of NSR royalties ranging from 1.0% to 2.0% on various other concessions in the same region. The right to acquire the royalties on these various concessions expires with respect to each royalty interest on May 1, 2007.

The Peñasquito project is composed of two main deposits called Peñasco and Chile Colorado and is under development by Goldcorp. The Peñasquito project hosts one of the world’s largest silver, gold and zinc reserves while also containing large lead reserves.

According to the feasibility study for the Peñasquito project completed on July 31, 2006 (filed with the Canadian Securities Administrators by Glamis Gold and available at www.sedar.com), the mine life is anticipated to last approximately 17 years. The feasibility study also anticipates initial mine start-up in late calendar year 2008 with full production being reached in calendar year 2012.

Pascua Lama Acquisition

On March 9, 2007, we completed our acquisition of an NSR sliding-scale royalty on gold which is derived from certain mineral concessions located at the Pascua Lama project in Chile for $20.5 million.

Barrick owns the Pascua Lama project, and is targeting production to commence in calendar year 2010. The acquisition also includes an NSR royalty on copper sold after January 1, 2017.

The sliding-scale ranges from 0.16%, when the average quarterly gold price is $325 per ounce or less, to 1.08%, when the average quarterly gold price is $800 per ounce or more. The agreement also includes a 0.216% fixed-rate copper royalty that applies to 100% of the Pascua Lama copper reserves in Chile but does not take effect until after January 1, 2017.

Amendment to HSBC Loan Agreement

On January 5, 2007, Royal Gold and a wholly-owned subsidiary entered into the Second Amended and Restated Loan Agreement (“Amendment”) with HSBC Bank USA National Association (“HSBC Bank”). The Amendment increased our current revolving credit facility from $30 million to $80 million and extended the maturity date of the credit facility to December 31, 2010. Royal Gold’s borrowing base is calculated based on our royalties and will be initially based on its GSR1, GSR3, and NVR1 royalty revenues at the Pipeline Mining Complex and its SJ Claims, Leeville, Bald Mountain and Robinson royalties. The initial availability under the borrowing base is the full $80 million under the credit facility. Royal Gold and the wholly-owned subsidiary granted HSBC Bank security interests in the following collateral: Royal Gold’s GSR1, GSR3, and NVR1 royalties at the Pipeline Mining Complex; Royal Gold’s SJ Claims, Leeville, Bald Mountain and Robinson royalties; and Royal Gold’s debt reserve account at HSBC Bank. As of March 27, 2007, we have drawn $60 million under the revolving credit facility to complete the closings of the Peñasquito and Pascua Lama acquisitions and to fund the initial advance under the Battle Mountain bridge facility with $20 million remaining available. A portion of the net proceeds from the sale of our shares in this offering will be used to repay the outstanding balance under the revolving credit facility. See “Use of Proceeds.”

Chilean Term Loan Agreement

On March 1, 2007, Royal Gold’s wholly-owned subsidiary, Royal Gold Chile Limitada, a Chilean limited liability company (“RGCL”), entered into a $15.75 million term loan facility bearing interest at LIBOR plus 0.25% pursuant to a Term Loan Agreement (the “Chilean Term Loan Agreement”), between RGCL, as borrower, and HSBC Bank, as lender. The loan will mature on March 1, 2012. Pursuant to the terms of the Chilean Term Loan Agreement, Royal Gold must maintain a restricted interest-bearing securities account (the “Collateral Account”) at HSBC Securities (USA) Inc., an underwriter in this offering, with a balance equal to or in excess of the aggregate outstanding principal amount of the loan. The monies in the Collateral Account are invested in securities that have been approved by HSBC Securities (USA) Inc. In connection with the Chilean Term Loan Agreement, Royal Gold entered into a Guarantee (the “Guarantee”) for the benefit of HSBC Bank to guaranty RGCL’s obligations under the Chilean Term Loan Agreement and a security agreement granting HSBC Bank a security interest in the Collateral Account to secure RGCL’s obligations under the Chilean Term Loan Agreement and its obligations under the Guarantee.

Internal Review of Stock Option Matters

For a discussion of our audit committee’s internal review of stock option exercise practices related to potential backdating of stock option exercise dates, please see our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, which is incorporated by reference herein.

Proposed Acquisition of Battle Mountain Gold Exploration Corp.

On February 28, 2007, Battle Mountain accepted Royal Gold’s proposal to acquire 100% of the fully diluted shares of Battle Mountain for approximately 1.57 million shares of Royal Gold common stock in a merger transaction. The proposal is subject to definitive documentation, receipt of a fairness opinion satisfactory to Royal Gold’s board of directors, and approval of the transaction by the shareholders of Battle Mountain, among other conditions. In addition, Royal Gold’s obligation to consummate the merger transaction is expressly conditioned on Royal Gold’s satisfactory completion, in its sole discretion, of its due diligence investigation of Battle Mountain.

On March 23, 2007, Royal Gold made a $13.91 million loan to Battle Mountain pursuant to an unsecured one year term non-convertible promissory note that accrues interest at a variable rate of LIBOR plus 3% per annum. It is anticipated that this note will be superseded by the definitive documentation executed in connection with the Battle Mountain bridge facility pursuant to which Battle Mountain will be able to borrow up to $20 million in bridge financing to satisfy debt obligations and to finance royalty acquisitions. Of the $13.91 million borrowed by Battle Mountain, $4.46 million was paid to Macquarie Bank Limited on behalf of Battle Mountain in order to repay in full its obligations pursuant to bridge financing provided by Macquarie Bank Limited to Battle Mountain and $9.45 million was placed into escrow. The funds will not be released from escrow until certain conditions have been met, including the execution of definitive documentation for the Battle Mountain bridge facility, as well as a security agreement to secure the bridge facility, the receipt of certain consents from Battle Mountains’ current lenders, and the execution of certain intercreditor agreements. Amounts outstanding under the definitive bridge loan documentation will be convertible into Battle Mountain common stock at any time at the election of Royal Gold, at $0.60 per share.

In anticipation of the merger transaction, Royal Gold has obtained a binding support agreement and option to purchase from Mark Kucher, Chairman of Battle Mountain, his shares of common stock of Battle Mountain. Royal Gold has also obtained a binding support agreement and option to purchase from IAMGOLD Corporation its shares of common stock of Battle Mountain. The shares of common stock subject to these support agreements and options represent approximately 39.9% of the outstanding shares of Battle Mountain and beneficial ownership of approximately 46.8%. These support agreements also provide that Mr. Kucher and IAMGOLD Corporation will vote for and support the transaction. Royal Gold and Battle Mountain also entered into a binding agreement providing for a 45-day exclusive period to conclude definitive documentation for the merger and providing for a break-up fee of $2.5 million, plus fees and expenses, payable to Royal Gold in the event Battle Mountain enters into a competing transaction with another party within twelve months. There is also a mutual break-up fee of $1.0 million, plus fees and expenses, payable in the event that either party breaches the agreement.

USE OF PROCEEDS

The net proceeds from the sale of the shares of our common stock in this offering are estimated to be approximately $      million ($      million if the underwriters’ over-allotment option is exercised in full), based on a public offering price of $      per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering to repay the outstanding balance under our revolving credit facility with HSBC Bank, to fund the acquisition and financing of additional royalty interests and for general corporate purposes. As of March 27, 2007, $60 million was outstanding under the revolving credit facility. This amount was incurred to complete the acquisitions of the Peñasquito and Pascua Lama royalty interests and to fund the initial advance under the Battle Mountain bridge facility. Borrowings under our revolving credit facility bear interest at a variable rate (LIBOR plus 1.5%), which was 6.82% as of March 26, 2007. The revolving credit facility matures on December 31, 2010. An affiliate of HSBC Securities (USA) Inc., an underwriter in this offering, is a lender under our revolving credit facility. See “Underwriting.”

We expect to invest the net proceeds of this offering that we do not use to repay the outstanding balance under our revolving credit facility in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth the capitalization of Royal Gold as of December 31, 2006 and as adjusted to reflect the sale of 4,000,000 shares in this offering and the application of the net proceeds therefrom at an assumed public offering price of $32.00 per share. The following table does not reflect the acquisition of the Peñasquito and Pascua Lama royalty interests.

	As of December 31,
	2006
	Actual	As Adjusted
	(Dollars in thousands, unaudited)

Cash and equivalents	$70,936	$192,356

Long-term debt, including current portion(1)
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares issued and outstanding
Common stock, $.01 par value, 40,000,000 shares authorized; 23,844,140 shares issued and outstanding; as adjusted 27,844,140 shares	238	278
Additional paid-in capital	168,134	289,514
Accumulated other comprehensive income	387	387
Accumulated earnings	3,315	3,315
Treasury stock, at cost (229,244 shares)	(1,097)	(1,097)

Total stockholders’ equity	170,977	292,397

Total capitalization	$170,977	$292,397

(1)	On January 5, 2007, Royal Gold and a wholly-owned subsidiary entered into the Second Amended and Restated Loan Agreement increasing our current revolving credit facility from $30 million to $80 million. No funds were drawn under the revolving credit facility as of December 31, 2006. As of March 27, 2007, we have drawn $60 million under the revolving credit facility to complete the acquisitions of the Peñasquito and Pascua Lama royalty interests and to fund the initial advance under the Battle Mountain bridge facility, with $20 million remaining available. A portion of the net proceeds from the sale of our shares in this offering will be used to repay the outstanding balance under the revolving credit facility. See “Use of Proceeds.”

The number of shares of common stock outstanding is based on 23,614,916 shares outstanding as of December 31, 2006. This number excludes:

•	577,434 shares of common stock issued on January 24, 2007 in connection with the Peñasquito Royalty Acquisition;

•	614,914 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $17.31 per share, of which 467,247 shares of common stock are subject to options that are vested and immediately exercisable;

•	210,750 shares of restricted common stock, subject to achieving certain performance goals or continued service with us, outstanding under our 2004 Omnibus Long-Term Incentive Plan; and

•	283,584 shares of common stock reserved for future issuance under our equity compensation plans.

The table assumes no exercise of the underwriters over-allotment option to purchase an additional 600,000 shares of our common stock.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “RGLD” and traded on the Toronto Stock Exchange under the symbol “RGL.” The following table sets forth, for each of the quarterly periods indicated, the range of high and low sales prices, in U.S. dollars, of our common stock on the NASDAQ Global Select Market.

	High	Low

Year Ended June 30, 2005
First Quarter	$17.11	$12.30
Second Quarter	19.03	14.95
Third Quarter	19.95	15.35
Fourth Quarter	20.50	15.99
Year Ended June 30, 2006
First Quarter	$30.20	$18.74
Second Quarter	35.69	20.95
Third Quarter	41.66	27.01
Fourth Quarter	37.50	23.00
Year Ended June 30, 2007
First Quarter	$31.82	$25.67
Second Quarter	37.50	24.12
Third Quarter (through March 27, 2007)	36.50	29.31

On March 27, 2007, the closing sale price of our common stock as reported on the Nasdaq Global Select Market was $31.65 per share. On March 26, 2007, the number of our common stockholders of record was 730.

DIVIDEND HISTORY

We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal year 2000. Our board of directors has discretion in determining whether to declare a dividend based on a number of factors including prevailing gold prices, economic market conditions and funding requirements for future opportunities or operations.

For calendar year 2007, we announced an annual dividend of $0.26 per share of common stock, payable in four quarterly payments of $0.065 each. The first payment of $0.065 per share was made on January 19, 2007, to stockholders of record at close of business on January 5, 2007. The second payment of $0.065 per share is payable on April 20, 2007 to stockholders of record at the close of business on April 5, 2007.

For calendar year 2006, we paid an annual dividend of $0.22 per share of common stock, in four quarterly payments of $0.055 each. We paid the first payment of $0.055 per share on January 20, 2006, to stockholders of record at the close of business on January 6, 2006. We paid the second payment of $0.055 per share on April 21, 2006, to stockholders of record at the close of business on April 7, 2006. We paid the third payment of $0.055 on July 28, 2006, to stockholders of record at the close of business on July 7, 2006. We paid the fourth payment of $0.055 on October 20, 2006, to stockholders of record at the close of business on October 6, 2006.

For calendar year 2005, we paid an annual dividend of $0.20 per share of common stock, in four quarterly payments of $0.05 each. We paid the first payment of $0.05 per share on January 21, 2005, to stockholders of record at the close of business on January 7, 2005. We paid the second payment of $0.05 per share on April 22, 2005, to stockholders of record at the close of business on April 8, 2005. We paid the third payment of $0.05 on July 22, 2005, to stockholders of record at the close of business on July 8, 2005. We paid the fourth payment of $0.05 on October 21, 2005, to stockholders of record at the close of business on October 7, 2005.

We currently plan to pay a dividend on a calendar year basis, subject to the discretion of the board of directors. However, our board of directors may determine not to declare a dividend based on a number of factors including the gold price, economic and market conditions, and the financial needs of opportunities that might arise in the future.

MANAGEMENT

Directors and Executive Officers

Shown below are the names, ages and positions of our executive officers and directors as of March 27, 2007.

Name	Age	Position

Stanley Dempsey	67	Director, Executive Chairman of the Board of Directors
Tony Jensen	44	Director, President and Chief Executive Officer
John W. Goth	79	Director
Merritt E. Marcus	72	Director
James W. Stuckert	68	Director
S. Oden Howell, Jr.	66	Director
Edwin W. Peiker, Jr.	75	Director
Donald Worth	73	Director
Karen P. Gross	52	Vice President and Corporate Secretary
Stefan Wenger	34	Chief Financial Officer
Bruce C. Kirchhoff	47	Vice President and General Counsel
William H. Heissenbuttel	41	Vice President, Corporate Development

Stanley Dempsey has served as our Executive Chairman of the Board of Directors since July 2006 and on our board of directors since August 1983. He was our Chairman and Chief Executive Officer from August 1988 until June 2006. Mr. Dempsey also served as our President from May 2002 until August 2003 and our President and Chief Operating Officer from July 1987 to July 1988. From 1983 through June 1986, Mr. Dempsey was a partner in the law firm of Arnold & Porter. During the same period, he was a principal in Denver Mining Finance Company, a firm that provides financial, management, and advisory services to the mining industry. From 1970 through 1983, Mr. Dempsey was employed by AMAX, Inc., a major international mining firm, serving in various managerial and executive capacities. Mr. Dempsey is also a member of the board of directors of Taranis Resources, he is a director of the World Gold Council, and he is involved in various mining-related associations.

Tony Jensen has served as our President and Chief Executive Officer since July 2006 and on our board of directors since August 2004. He was our President and Chief Operating Officer from August 2003 until June 2006. Mr. Jensen has over twenty years of mining industry experience, including eighteen years with Placer Dome Inc. Before joining us, he was the Mine General Manager of the Cortez Joint Venture from August 1999 to June 2003, a mining joint venture between Barrick (formerly Placer Dome Inc.) and Kennecott Explorations (Australia) Ltd., a subsidiary of Rio Tinto. His extensive background in operations was developed both in the United States and Chile, where he occupied several senior management positions. Mr. Jensen is a director of the Industrial Advisory Board of the South Dakota School of Mines and Technology, and is a member of the board of directors of the National Mining Association, the Nevada Mining Association, and the Colorado Mining Association.

John W. Goth has served on our board of directors since August 1988. He has been a non-executive director of the Denver Gold Group, a mining related association, since August 2005. He has been a director of the Denver Gold Group since 1990 and a director of Behre Dolbear since 1998. Mr. Goth has been a consultant to the mining industry since 1985. Mr. Goth held several senior positions at AMAX, Inc., a major international mining firm, from April 1954 to November 1985. He is past chairman of the Mineral Information Institute and the Mining and Metallurgical Society of America. He is a former director of U.S. Gold, Magma Copper Corporation, U.S. Zeolites, and Domes Mines Corporation.

Merritt E. Marcus has served on our board of directors since December 1992. He is the former President and Chief Executive Officer of Marcus Paint Company, a manufacturer of industrial liquid coatings, and Performance Powders, LLC, a manufacturer of industrial powder coatings, from 1983 until 2004. Mr. Marcus has served several terms as a director of the National Paint and Coatings Association.

James W. Stuckert has served on our board of directors since September 1989. He has been the Senior Executive of Hilliard, Lyons, Inc., Louisville, Kentucky, a full service financial asset management firm, since 2004. He joined Hilliard, Lyons in 1962 and served in several capacities, including Chief Executive Officer, prior to being named Chairman in December 1995. He served as Chairman from December 1995 to December 2003.

S. Oden Howell, Jr. has served on our board of directors since December 1993. He has been the President of Howell & Howell Contractors, Inc., a renovation contractor and industrial and commercial painting contractor, since 1988. He is the owner of Kessinger Service Industries, LLC, an industrial coatings contractor firm. From 1972 until 1988, Mr. Howell was Secretary/Treasurer of Howell & Howell, Inc., an industrial and commercial painting contractor firm.

Edwin W. Peiker, Jr. has served on our board of directors since May 1987. He was our President and Chief Operating Officer from April 1988 until February 1992, when he retired. He was our Vice President of Engineering from May 1987 to April 1988. Mr. Peiker was also a principal in Denver Mining Finance Company, a firm that provides financial, management, and advisory services to the mining industry, from 1984 until 1986. From 1983 to 1986, Mr. Peiker was engaged in mineral consulting activities. During the period from 1966 to 1983, Mr. Peiker served in a variety of positions with the Climax Molybdenum division of AMAX, Inc., a major international mining firm involved in exploration activities worldwide.

Donald Worth has served on our board of directors since April 1999. Mr. Worth has been involved in the mining industry since 1949. He formerly was a mining specialist and a vice president of Canadian Imperial Bank of Commerce (Canada) from July 1984 to August 1997. Mr. Worth is a director of Sentry Select Capital Corporation, Cornerstone Capital Resources, Inc., and Tiomin Resources Inc. He is also a trustee of Labrador Iron Ore Royalty Income Fund, and is involved with several professional associations both in Canada and the United States.

Karen P. Gross has served as our Vice President since June 1994 and Corporate Secretary since 1989. From 1987 until 1989, Ms. Gross was our Assistant Secretary. Ms. Gross is in charge of investor relations, public relations and ensuring our compliance with various corporate governance standards. Ms. Gross is also involved with the National Investor Relations Institute and the Society of Corporate Secretaries and Governance Professionals.

Stefan L. Wenger has served as our Chief Financial Officer since July 2006. He was our Treasurer and Chief Accounting Officer from April 2003 until June 2006. From June 2002 until March 2003, he was a manager with PricewaterhouseCoopers LLP. From September 2000 until June 2002, he was a manager with Arthur Andersen LLP. Mr. Wenger has over eleven years of experience in the mining and natural resources industry working in various financial roles. Mr. Wenger is a certified public accountant, and is a member of the Financial Executives International, the Colorado Society of Certified Public Accountants, and the American Institute of Certified Public Accountants.

Bruce C. Kirchhoff has served as our Vice President and General Counsel since February 2007. Mr. Kirchhoff has over twenty years experience representing hardrock and industrial minerals mining companies, as well as mineral exploration and development clients. From January 2004 through January 2007, Mr. Kirchhoff was a partner with Carver Kirchhoff Schwarz McNab & Bailey, LLC. From January 2003 to December 2003, Mr. Kirchhoff was a partner in Carver & Kirchhoff, LLC; and from April 1996 through December, 2002, Mr. Kirchhoff was a partner in Alfers & Carver, LLC. Prior to private practice, Mr. Kirchhoff was a senior attorney with Cyprus Amax Minerals Company from June 1986 through March 1996.

William H. Heissenbuttel has served as Vice President Business Development of Royal Gold since January 2007. He served as Manager of Corporate Development of Royal Gold from April through December of 2006. He has over nineteen years of corporate finance experience, twelve of which have been dedicated to project and corporate finance in the metals and mining industry. Previously, Mr. Heissenbuttel was employed at N M Rothschild & Sons (Denver), Inc. where he was in charge of the London-based natural resources sector lending team for the Americas and served as Vice President from 1999 through 2000 and Senior Vice President from 2000 until 2006. Prior to joining N M Rothschild & Sons (Denver), Inc., Mr. Heissenbuttel was employed from 1994 until 1999 at ABN AMRO Bank N.V. where he established its North America U.S. based mining project finance business.

UNDERWRITING

HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
NBF Securities (USA) Corp.
UBS Securities LLC
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $      per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $      per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable at any time on or before the thirtieth day after the date of this prospectus supplement, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except that our executive officers and directors may sell up to an aggregate 75,000 shares of common stock during the lock-up period. In addition, three of our directors are permitted to sell up to an aggregate of 14,500 shares of our common stock per month during the lock-up period under a written plan outstanding on the date hereof for trading securities adopted pursuant to Rule 10b5-1 under the Exchange Act. Our officers and directors are also permitted to transfer shares of common stock as bona fide gifts, provided that the donee or donees agree to be bound by the restrictions set forth in the lock-up agreements. HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Each of the underwriters has represented and agreed that, in relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) it has not made and will not make an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) in that Relevant Member State, except that it is permitted to have made and may make an offer to the public in that Relevant Member State of any Securities under the following exemptions under the Prospective Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of HSBC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall result in a requirement for the publication by Royal Gold or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has further represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of Financial Services and Markets Act 2000, as amended (“FSMA”)) received by it in connection with the issue or sale of any shares which are the subject of the offering contemplated by this prospectus supplement in circumstances in which section 21(1) of FSMA does not apply to Royal Gold; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Each of the underwriters has further represented and agreed that:

(a) no prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another state that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers;

(b) no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France;

(c) the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France;

(d) such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier; and

(e) the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Each underwriter agrees that it has only offered or sold and will only offer or sell shares in Switzerland in compliance with all applicable securities laws and regulation in force in Switzerland, and will, to the extent necessary, obtain any consent, approval or permission required, if any, by it for the offer or sale by it of shares under the laws and regulations in force in Switzerland.

The common stock is quoted on the NASDAQ Global Select Market under the symbol “RGLD” and is also traded on The Toronto Stock Exchange under the symbol “RGL.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by Royal Gold, Inc.
	No Exercise	Full Exercise

Per share of common stock
Total

In connection with this offering, HSBC Securities (USA) Inc. on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, HSBC Securities (USA) Inc. will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. HSBC Securities (USA) Inc. may also make “naked” short sales of shares in excess of the over-allotment option. HSBC Securities (USA) Inc. must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if HSBC Securities (USA) Inc. is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

HSBC Securities (USA) Inc. also may impose a penalty bid. Penalty bids permit HSBC Securities (USA) Inc. to reclaim a selling concession from a syndicate member when HSBC Securities (USA) Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. HSBC Securities (USA) Inc. may conduct these transactions on the NASDAQ Global Select Market or in the over-the-counter market, or otherwise. If HSBC Securities (USA) Inc. commences any of these transactions, it may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering will be $500,000.

Some of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. HSBC Bank, an affiliate of one of our underwriters, has provided us with a line of credit in the amount of $80 million that has been and may be used to acquire producing royalties. We intend to use a portion of the net proceeds of this offering to repay the outstanding balance of $60 million under our revolving credit facility. As HSBC Bank will receive more than 10% of the net proceeds from the offering when the outstanding balance under the revolving credit facility is repaid, the offering will be conducted pursuant to the requirements of NASD Conduct Rule 2710(h). HSBC Bank is also our lender under the Chilean Term Loan Agreement, pursuant to which Royal Gold must maintain a restricted interest-bearing securities account at HSBC Securities (USA) Inc., one of the underwriters, with a balance equal to or in excess of the aggregate outstanding principal amount of the loan. The monies in this account are invested in securities that have been approved by HSBC Securities (USA) Inc. National Bank Financial Inc., an affiliate of one of our underwriters, has been engaged to provide a fairness opinion to our board of directors as to whether the consideration payable in the Battle Mountain purchase transaction is fair from a financial point of view to our stockholders.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain material United States federal income tax consequences to non-U.S. holders (defined below) of the ownership and disposition of the shares of common stock purchased in the offering.

As used herein, “U.S. holders” are beneficial owners of the shares of our common stock purchased in the offering that are, for United States federal income tax purposes, (1) individual citizens or residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date may also be treated as U.S. holders.

As used herein, “non-U.S. holders” are beneficial owners of the shares of our common stock purchased in the offering, other than partnerships, that are not U.S. holders as defined above. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the shares of our common stock purchased in the offering, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of our common stock.

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. It also does not discuss the shares of our common stock purchased in the offering held as part of a hedge, straddle, conversion, “synthetic security” or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) stockholders or beneficiaries of a holder of such shares of common stock. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to such shares of common stock. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the ownership and disposition of such shares of common stock.

U.S. HOLDERS AND NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Our Common Stock

The rules governing United States federal income taxation of a non-U.S. holder of our common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in our common stock, including any U.S. tax reporting requirements.

Dividends

The amount of any distribution made in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles, then as a tax-free return of capital to the extent of a holder’s tax basis in our common stock and thereafter as gain from the sale or exchange of such common stock as described below.

Distributions made with respect to our common stock that are treated as dividends paid to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. That is, such dividends will be included in taxable income, along with the holder’s other U.S. business income, and taxed at the regular U.S. income tax rates applicable thereto. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If the non-U.S. holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, such holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax and in certain cases withholding tax on the sale, exchange or other disposition of our common stock received in the offering unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a “tax home” in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (3) Royal Gold is or has been a “U.S. real property holding corporation” for United States federal income tax purposes. Because of our ownership of substantial royalty interests in gold assets in the United States, it is possible that we presently may be, or may become, a U.S. real property holding corporation. Notwithstanding the foregoing, so long as our common stock is regularly traded on an established securities market, under applicable Treasury regulations, non-U.S. holders who never beneficially own more than 5% of the total value of our common stock will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because we are or have been a United States real property holding corporation.

If a non-U.S. holder falls under clause (1) or (3) above, such holder generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder (see above), and in the case of (3) above generally will be subject to a ten percent withholding tax applied to the gross proceeds received. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisors as to the tax consequences of such sale. Any amount withheld as discussed above may be applied as a credit against the non-U.S. holder’s substantive United States federal income tax liability. If a non-U.S. holder that is a foreign corporation falls under clause (1) or (3), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

Dividends on our common stock held by a non-U.S. holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied. United States information reporting requirements will not apply to any payment of the proceeds of the sale of our common stock effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in clause (1), (2), (3) or (4) of the preceding sentence may be subject to information reporting, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. United States backup withholding tax will not apply to any payment of the proceeds of the sale of our common stock effected outside the United States by a foreign office of a broker. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to backup withholding tax and information reporting requirements unless the beneficial owner of our common stock certifies to the payor or the payer’s agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s United States federal income tax and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

LEGAL MATTERS

The validity of the common stock to be offered hereby is being passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Royal Gold, Inc. and management’s assessment of the effectiveness of internal control over financial reporting of Royal Gold, Inc. (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended June 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus supplement together with the related prospectus do not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus supplement or the related prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the following SEC public reference room:
Judiciary Plaza
100 F Street, NE, Room 1580,
Washington D.C. 20549

You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the NASDAQ Global Select Market at 1735 K Street, NW, Washington, DC 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the related prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except Current Reports on Form 8-K furnished rather than filed under Form 8-K), until the offering of our securities under this registration statement is completed or withdrawn:

1. our Annual Report on Form 10-K for the fiscal year ended June 30, 2006;

2. our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006;

3. our Current Reports on Form 8-K filed on September 19, 2006, October 26, 2006, November 9, 2006, November 13, 2006, December 14, 2006, January 3, 2007, January 11, 2007, January 22, 2007, January 29, 2007, March 6, 2007 (Acc-no: 001275287-07-001136), March 12, 2007 and March 12, 2007; and

4. our Definitive Proxy Statement filed on Schedule 14A on October 13, 2006.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus supplement. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, (303) 573-1660.

PROSPECTUS

$300,000,000

Royal Gold, Inc.

Common Stock

Warrants
Depositary Shares
Preferred Stock
Debt Securities

        Royal Gold may offer, from time to time, together or separately, up to $300,000,000 aggregate amount, or the equivalent in one or more foreign currencies or currency units, of:

•	Common Stock

•	Preferred Stock

•	Depositary Shares

•	Warrants

•	Debt Securities

      We may offer the securities in one or more series, in amounts, at prices and on terms determined at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.

      You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

      We may sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be included in the prospectus supplement.

      Royal Gold’s common stock is traded on the Nasdaq National Market under the symbol “RGLD.” On June 30, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $14.17 per share. Our common stock is also traded on The Toronto Stock Exchange under the symbol “RGL.” None of the warrants, the preferred stock or the debt securities are currently publicly traded.

       Investing in our securities involves risks. See “Risk Factors” beginning on page 3.

       Neither the Securities and Exchange Commission nor state securities regulators have approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 14, 2004.

IMPORTANT NOTICE TO READERS

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $300,000,000, in the aggregate, subject to Rule 462(b)(3). This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information.

      In this prospectus, we use the terms “Royal Gold,” “the Company,” “we,” “us” and “our” to refer to Royal Gold, Inc.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus, any prospectus supplement and the documents incorporated herein by reference contain certain forward-looking statements and information relating to us that are based on our beliefs and assumptions as well as information currently available to management. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC or otherwise. The words “believe,” “estimate,” “expect,” “anticipate,” and “project” and similar expressions are intended to identify forward-looking statements, which speak only as of the date the statement is made. These statements are included or incorporated by reference in this prospectus. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may include, but are not limited to, information regarding projected cash flows, reserves, mineralization, settlement of the Casmalia matter, planned levels of expenditures, and our belief that future growth will more likely occur as a result of acquisitions, rather than from exploration, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this prospectus, including those set forth in “Risk Factors,” describe factors, among others, that could contribute to or cause such differences.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supercede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except current reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 9 or 12 of Form 8-K), until the offering of our securities under this registration statement is completed or withdrawn:

1. our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, including those portions incorporated by reference therein of our definitive proxy material on Schedule 14A as filed with the SEC on October 14, 2003;

2. our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, December 31, 2003 and March 31, 2004;

3. our Current Reports on Form 8-K filed on September 4, 2003, December 1, 2003, December 29, 2003 and April 15, 2004;

ii

4. our Current Report on Form 8-K/A filed on February 6, 2003;

5. the description of our Series A Junior Participating Preferred Stock issuable under our rights agreement, as contained in our registration statement on Form 8-A, filed September 12, 1997; and

6. all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except current reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 9 or 12 of Form 8-K) after the date of this prospectus and before the termination of the offering.

      We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Stockholder Relations, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, (303) 573-1660.

iii

SUMMARY

      This summary highlights selected information about our company and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the particular securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for such securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information in this prospectus by reference.

The Company

      Royal Gold, Inc., together with its subsidiaries, is engaged in the business of acquisition and management of precious metals royalties.

      Royal Gold seeks to acquire existing royalties or to finance projects that are in production or near production in exchange for royalty interests. We also explore and develop properties thought to contain precious metals and seek to obtain royalty and other carried ownership interests in these properties through the subsequent transfer of operating interests to other mining companies. We expect that substantially all of our revenues are and will be derived from royalty interests. We do not conduct mining operations. During the 2003 fiscal year, we focused on the acquisition of royalty interests, rather than the creation of royalty interests through exploration. We expect that this emphasis on acquisition and royalty financing, rather than exploration, will continue in the future.

      Our principal mineral property interests are:

•	two sliding-scale gross smelter returns, or GSR, royalty interests;

•	one fixed GSR royalty interest; and

•	one net value royalty interest,

all relating to a mining complex known as the Pipeline Mining Complex, which includes the Pipeline and South Pipeline gold deposits, operated by the Cortez Joint Venture;

•	one 1.8% NSR royalty on the majority of the Leeville Project, which includes a portion of the Carlin East mine, operated by Newmont Mining Corporation; and

•	one 0.9% NSR royalty on the SJ Claims, which covers a portion of the Goldstrike mine operated by Barrick Gold Corporation.

      Our other producing royalty interests include a 1.75% NSR royalty interest covering a portion of the Bald Mountain mine, operated by Placer Dome U.S. Inc., and a 2% NSR royalty on a number of properties in Santa Cruz Province, Argentina, including the Martha mine, which is operated by Coeur d’Alene Mines Corporation.

      In addition, as of December 1, 2003, we own interests in the following exploration stage properties:

•	A 5% NSR royalty interest on a portion of the Mule Canyon project, located in Lander County, Nevada.

•	A 14% net profits interest royalty on the Buckhorn South project, located in Eureka County, Nevada.

•	A 1% NSR royalty interest on the Long Valley gold project, located in eastern California.

•	A 1% carried working interest, equal to a 1% NSR royalty, on possible production of precious metals on an exploration property in Russia.

•	A 2% NSR royalty on a number of exploration properties in Santa Cruz Province, Argentina, currently under evaluation by a joint venture, which includes Yamana Gold, Inc., Compania de Minas Buenaventura S.A.A. and Mauricio Hochschild S.A.C.

•	Royalty interests on five non-operating exploration projects in Nevada.

      In fiscal 2003, we generated royalty revenues of $13.9 million from the Pipeline Mining Complex, representing 88% of our total revenues. In addition, we generated royalty revenue of $0.4 million from the Leeville Project, $0.7 million from the SJ Claims, $0.7 million from the Bald Mountain mine, and $0.1 million from the Martha mine. The Leeville Project is an underground operation, currently under development by Newmont Mining Corporation. Newmont has announced its intention to initiate production at Leeville during the 4th quarter of calendar 2005. Current production on the Leeville Project ground is derived from the Carlin East deposit, also operated by Newmont.

      Royal Gold also provides, through two wholly-owned subsidiaries, Denver Mining Finance Company and Environmental Strategies, Inc., financial, operational, and environmental consulting services to the mining industry and to companies serving the mining industry. During fiscal 2003, 2002 and 2001, we did not generate material income from consulting services.

      Royal Gold was incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, (303) 573-1660, and we maintain a web site at www.royalgold.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

RISK FACTORS

      An investment in our securities involves a high degree of risk. We urge you carefully to consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. We urge you also to consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended June 30, 2003, which is incorporated by reference in this prospectus, which may be amended, supplemented or superceded from time to time by other reports we file with the SEC in the future. Additional risks, including those that relate to any particular securities that we will offer, will be included in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Our revenues are largely dependent an a single property.

      In fiscal 2003, 88% of our revenues were derived from royalties from the Pipeline Mining Complex. We expect that revenue from our royalties on the Pipeline Mining Complex will continue to account for most of our revenues in the near future. Our success is therefore dependent on the extent to which the Pipeline Mining Complex continues to be successful, and on the extent to which we are able to acquire or create other royalty interests.

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are operated in our best interest.

      All of our current revenue is derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no executive authority regarding development or operation of a mineral property. Therefore, we are not in control of basic decisions regarding development or operation of any of the properties in which we hold a royalty interest, and we have limited or no legal rights to influence those decisions.

      Our strategy of having others operate properties in which we retain a royalty or other passive interest puts us generally at risk to the decisions of others regarding all basic operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters, and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although we attempt to secure contractual rights that will permit us to protect our interests, there can be no assurance that such rights will always be available or sufficient or that our efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which we have royalty interests in ways that would be beneficial to our stockholders.

Decreases in prices of precious metals would reduce our royalty revenues.

      The profitability of precious metals mining operations (and thus the value of our royalty interests and exploration properties) is directly related to the market price of precious metals. The market prices of various precious metals fluctuate widely and are affected by numerous factors beyond the control of any mining company. These factors include industrial and jewelry fabrication demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by gold producers, global or regional political, economic or banking crises, and a number of other factors. If the market price of precious metals should drop, our royalty revenues would also drop. Our sliding-scale GSR1 royalty amplifies this. When the gold price falls below the steps in the sliding-scale GSR1 royalty, we receive a lower royalty rate on production. In addition, if gold prices drop dramatically, we might not be able to recover our investment in royalty interests or properties. The selection of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can have a material adverse effect on the economics of a mine, and can eliminate or have a material adverse impact on the value of royalty interests.

      The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated, the high and low prices in U.S. dollars per ounce of gold, based on the London PM fix.

Gold Price Per Ounce ($)

Year	High	Low

1997	$367	$283
1998	313	273
1999	326	253
2000	313	264
2001	293	256
2002	349	278
2003	400	320
January 1-June 30, 2004	427	375

We depend on the services of our Chairman, Chief Executive Officer and President and other key employees.

      We believe that our success depends on the continued service of our key executive management personnel. Currently, Stanley Dempsey is serving as chief executive officer and chairman of the board of directors, and Tony Jensen is serving as President. Mr. Dempsey’s knowledge of the legal and commercial aspects of royalties and his extensive contacts within the mining industry give us an important competitive advantage. Mr. Jensen’s experience in operations that pay royalties is extensive. Loss of the services of Mr. Dempsey, Mr. Jensen or other key employees could jeopardize our ability to maintain our competitive position in the industry. We currently do not have key person life insurance for any of our officers or directors.

We are subject to operational risks of the mining industry.

      Although we are not required to pay operating costs, our financial results are subject to all of the hazards and risks normally associated with developing and operating mining properties, both for the properties where we are exploring or indirectly for properties operated by others where we hold royalty interests. These risks include:

•	insufficient ore reserves,

•	fluctuations in production costs that may make mining of ore uneconomic;

•	declines in the price of gold; significant environmental and other regulatory restrictions;

•	labor disputes;

•	geological problems;

•	pit walls or tailings dam failures;

•	natural catastrophes such as floods or earthquakes; and

•	the risk of injury to persons, property or the environment.

      Operating cost increases can have a negative effect on the value of and income from our royalty interests, and may cause an operator to curtail, delay or close operations at a mine site.

Estimates of reserves and mineralization by the operators of mines in which we have royalty interests may be incorrect.

      There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control or that of the operators of mineral properties in which we have a royalty interest. Reserve estimates on our royalty interests are prepared by the operators of the mining properties, and we do not participate in the preparation of such reports. The estimation of reserves and of other mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades may materially and adversely affect reserves.

We may be unable to acquire additional royalty interests.

      Our future success depends upon our ability to acquire royalty interests to replace depleting reserves and to diversify our royalty portfolio. We anticipate that most of our revenues will be derived from royalty interests that we acquire, rather than through exploration and development of properties. In addition, we face competition in the acquisition of royalty interests. If we are unable to successfully acquire additional royalties, the reserves on properties currently covered by our royalties will decline as reserves are mined.

Anticipated federal legislation could decrease our royalty revenues.

      In recent years, the U.S. Congress has considered a number of proposed major revisions of the General Mining Law, which governs the creation and possession of mining claims and related activities on federal public lands in the United States. It is possible that another bill may be introduced in the Congress and it is possible that a new law could be enacted. If and when a new mining law is enacted, it might impose a royalty upon production of minerals from federal lands and might contain new requirements for mined land reclamation, and similar environmental control and reclamation measures. It remains unclear to what extent new legislation may affect existing mining claims or operations, but it could raise the cost of mining operations, perhaps materially affecting operators and our royalty revenue. The effect of any revision of the General Mining Law on royalty interests in the United States cannot be determined conclusively until such revision, if any, is enacted. If a royalty, assessment, production tax or other levy imposed on and measured by production is charged to the operator at the Pipeline Mining Complex, the amount of that charge would be deducted from gross proceeds for calculation of our two sliding scale GSR royalties. The majority of our interests are on public lands.

The mining industry is subject to significant environmental risks.

      Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and are generally becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the companies within the mining industry, such as the operators of the mines in which we hold a royalty interest, at a reasonable price. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, it could reduce our royalty revenues. To the extent that we become subject to environmental liabilities for the time period during which we were operating properties, the satisfaction of any liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition and results of operations.

      We have recently settled a claim by the U.S. Environmental Protection Agency against Royal Gold, along with 92 other potentially responsible parties, known as PRPs. The EPA’s allegation was based on the disposal of allegedly hazardous petroleum exploration wastes at the Casmalia Resources Hazardous Waste Site by our predecessor, Royal Resources, Inc., during 1983 and 1984. Although we do not currently expect to incur additional costs in connection with this claim, the State of California has notified us and the other parties who participated in the settlement that it will seek to recover response costs. We do not know and cannot predict the amount of the estimated costs the State would seek to recover but, if we are compelled to pay a large sum, it could materially adversely affect our operations. If the State agrees to a volumetric allocation among the parties, our portion of the liability would be 0.438% of any settlement amount.

If title to properties are not properly maintained by the operators, our royalty revenues may be decreased.

      The validity of unpatented mining claims, which constitute a significant portion of the properties on which we hold royalties in the United States, is often uncertain, and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple.

Foreign operations are subject to many risks.

      Our foreign activities are subject to the risks normally associated with conducting business in foreign countries, including exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, foreign environmental laws and enforcement, expropriation or nationalization of property, labor practices and disputes, and uncertain political and economic environments, as well as risks of war and civil disturbances, or other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract rights or the taking of property by nationalization or expropriation, without fair compensation. Exploration licenses granted by some foreign countries, like Bulgaria, do not include the right to mine. Each country has discretion in determining whether to grant a license to mine. If an operator cannot secure a mining license following exploration of a property, the value of our royalty interest would be negatively affected. Foreign operations could also be adversely impacted by laws and policies of the United States affecting foreign trade, investment and taxation. We currently have interests in projects in Bulgaria, Argentina, and Russia. We also pursue precious metal royalty acquisitions or development opportunities in other parts of the world, including Canada, Australia, other Republics of the former Soviet Union, Asia, Africa and South America.

      We are subject to the considerations and risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls and high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments.

      Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect. It is also not unusual in the context of dispute resolution in Russia for parties to use the uncertainty in the Russian legal environment as leverage in business negotiations. In addition, Russian tax legislation is subject to varying interpretations and constant change. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of our Russian operations may not coincide with that of management. As a result, transactions may be challenged by tax authorities and our Russian operations may be assessed additional taxes, penalties and interest, which could be significant. The periods remain open to review by the tax authorities for three years.

      The Company is subject to risks relating to an uncertain or unpredictable political and economic environment in Argentina. In the short term, significant macroeconomic instability in the region is expected to negatively impact the business environment and may lead to longer term negative changes in the national approaches taken to ownership by foreign companies of natural resources. Argentina has experienced political instability, currency value fluctuations and changes in banking regulations in recent years. Any continued or new instability, fluctuations or regulation changes could adversely affect our Argentine revenues.

Our stock price may continue to be volatile and could decline.

      The market price of our common stock has fluctuated and may decline in the future. The high and low closing sale prices of our common stock were $15.48 and $4.00 in fiscal year 2002, and $28.42 and $10.04 in fiscal year 2003. The high and low closing sale prices for the period from July 1, 2003 to June 30, 2004, were $24.64 and $11.34. The market price of our common stock has fluctuated widely and has been affected by many factors that are beyond our control, including:

•	market prices of gold;

•	interest rates;

•	expectations regarding inflation;

•	ability of operators to produce precious metals and develop new reserves;

•	currency values;

•	general stock market conditions; and

•	global and regional political and economic conditions, and many other factors.

We may change our dividend policy.

      We have declared a cash dividend on our common stock for each fiscal year beginning in fiscal 2000. Our board of directors has discretion in determining whether to declare a dividend based on a number of factors, including prevailing gold prices, economic market conditions and funding requirements for future opportunities or operations. If our board of directors declines to declare dividends in the future, or reduces the current dividend level, our stock price could fall, and the success of an investment in our common stock would depend solely upon any future stock price appreciation in value.

Certain anti-takeover provisions could delay or prevent a third party from acquiring us.

      Provisions in our Certificate of Incorporation may make it more difficult for third parties to acquire control of Royal Gold or to remove management. Some of these provisions:

•	Permit the board of directors to issue preferred stock that has rights senior to the common stock without shareholder approval;

•	Provide for three classes of directors serving staggered, three-year terms.

      We are also subject to the business combination provisions of Delaware law that could delay, deter or prevent a change in control. In addition, we have adopted a Stockholder’s Rights Plan that imposes significant penalties upon a person or group that acquires 15% or more of our outstanding common stock without the approval of the board of directors. Any of these measures could prevent a third party from pursuing an acquisition of our company, even if shareholders believe the acquisition is in their best interests.

USE OF PROCEEDS

      Unless a prospectus supplement indicates otherwise, we intend to use the net proceeds to be received from the sale of the securities offered hereunder for acquisition of additional projects or royalty interests, working capital and general corporate purposes. Pending the specific application of the net proceeds, we expect to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges of Royal Gold for the periods indicated. For purposes of calculating such ratio, “earnings” consist of income before income taxes, and “fixed charges” consists of total interest expense, including amortization of debt issuance costs and the portion of rental expense representative of interest. We did not have any preferred stock outstanding for any period presented.

	Nine Months
	Ended	Year Ended June 30
	March 31,
	2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges (unaudited)	96.16	53.06	25.44	19.98	24.79	*

*	Due to our loss before income taxes in fiscal 1999, the ratio was less than 1:1. Additional income before income taxes of $8,808,173 would have been required to achieve a ratio of 1:1.

DESCRIPTION OF COMMON STOCK

      The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that we may offer pursuant to this prospectus. Although the terms we have summarized below will apply generally to any future stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For additional information about the terms of our common stock, please refer to our amended and restated certificate of incorporation, amended and restated bylaws, and stockholder rights agreement that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the general corporation law of the state of Delaware. The summary below and that contained in any prospectus supplement may not contain all information that may be important to a particular investor and we urge you to read our amended and restated certificate of incorporation, amended and restated bylaws and stockholder rights agreement.

General

      Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2004, there were approximately 20,783,359 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders and do not have any cumulative voting rights.

      Holders of common stock are entitled to receive ratably such dividends, if any, when, as and if declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

      Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to receive ratably the net assets of the company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights. The outstanding shares of common stock are, and the shares offered by us by any prospectus supplement accompanying this prospectus will be, when issued and paid for, fully paid and non-assessable.

      You are urged to read the prospectus supplement relating to an offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices and dividend information relating to the common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Effect of Delaware Anti-takeover Statute.

      We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions.

      Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

      Classified Board of Directors. Our amended and restated certificate of incorporation provides for our board to be divided into three classes of directors serving staggered, three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

      Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our amended and restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

      Special Meetings of Stockholders. Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our board of directors, by our Chairman of the board of directors or by our Chief Executive Officer.

      No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and amended and restated bylaws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the board.

      Notice Procedures. Our amended and restated bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or amended and restated bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 150 days prior to the meeting. The notice must contain certain information specified in the amended and restated bylaws.

Stockholder Rights Plan

      Rights to purchase Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) have been distributed to holders of our common stock under a rights agreement. A maximum of 500,000 shares of Series A Preferred Stock is currently authorized for issuance upon exercise of these rights. The rights agreement provides that attached to each share of our common stock is one right that, when exercisable, entitles the holder to purchase one one-hundredth of a share of Series A Preferred Stock at a purchase price of $50, subject to adjustment. In certain events, including when a person or group becomes the owner of 15% or more of our outstanding common stock or when a person or group commences a tender offer or exchange offer for 15% of more of our outstanding common stock, the rights become exercisable. Exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to receive shares of our common stock or that number of one-hundredths of a share of Series A Preferred Stock or the preferred stock equivalent, with a market value equal to two times the exercise price of the rights. At any time after the rights become exercisable, but before the acquiring person or group has obtained 50% or more of our outstanding common stock, our board of directors, under certain circumstances, may exchange the rights for a share of common stock or one one-hundredth of a Series A Preferred Share or the preferred stock equivalent. Accordingly, exercise or exchange of the rights may cause substantial dilution to a person or group that attempts to acquire our company. The rights, which expire on September 10, 2007, may be redeemed at a price of $.001 per right at any time until the tenth day following an announcement that an individual, corporation or other entity has acquired 15% or more of our outstanding common stock, except as otherwise provided in the rights agreement. The rights agreement makes the takeover of our company much more difficult.

Limitation of Director Liability

      As permitted by provisions of the Delaware General Corporation Law, our amended and restated Certificate of Incorporation limits, in certain circumstances, the monetary liability of our directors for breaches of their fiduciary duties as directors. These provisions do not eliminate the liability of a director for:

•	a breach of the director’s duty of loyalty to our company or its stockholders;

•	acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or

•	for any transaction from which the director derived an improper personal benefit.

      In addition, these provisions do not eliminate the liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

Indemnification Arrangements

      Our amended and restated Certificate of Incorporation and amended and restated bylaws provide that our company shall indemnify all of our directors and officers to the full extent permitted by the Delaware Law. Under such provisions any director or officer, who, in his capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the board determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the company. The amended and restated Certificate of Incorporation, amended and restated bylaws, and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate, the bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

      We have entered into indemnification agreements to assure our directors and officers that they will be indemnified to the extent permitted by our amended and restated Certificate of Incorporation, amended and restated bylaws and the Delaware General Corporation Law. The indemnification agreements cover any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the prompt advancement of all expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse us for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

Transfer Agent

      The transfer agent for our common stock is Computershare Trust Company, Golden, Colorado; and Computershare Trust Company of Canada, Toronto, Ontario.

DESCRIPTION OF DEPOSITARY SHARES

      We may, at our option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

DESCRIPTION OF WARRANTS

General

      We may issue warrants, including warrants to purchase debt securities, as well as other types of warrants. Warrants may be issued independently or together with any equity or debt securities and may be attached to or separate from such equity or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the Company and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement are set forth in the applicable prospectus supplement.

Debt Warrants

      The applicable prospectus supplement will describe the following terms of the warrants to purchase debt securities (referred to as “Debt Warrants”):

•	the title of the Debt Warrants;

•	the aggregate number of the Debt Warrants;

•	the price or prices at which the Debt Warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the Debt Warrants may be payable;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the Debt Warrants;

•	if applicable, the designation and terms of the debt securities with which the Debt Warrants are issued and the number of the Debt Warrants issued with each such debt security;

•	the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the debt securities purchasable upon exercise of the Debt Warrant will be payable;

•	if applicable, the date on and after which the Debt Warrants and the related debt securities will be separately transferable;

•	the price at which and the currency or currencies, including composite currencies, in which the debt securities purchasable upon exercise of the Debt Warrants may be purchased;

•	the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of the Debt Warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Debt Warrants.

Other Warrants

      We may issue other warrants. The applicable prospectus supplement will describe the following terms of any such other warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the securities (which may include preferred stock or common stock) for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the common stock or preferred stock with which the warrants are issued and the number of the warrants issued with each the share of common stock or preferred stock;

•	if applicable, the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PREFERRED STOCK

      The following is a description of certain general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below. Certain provisions applicable to the preferred stock are set forth above in “Description of Common Stock.”

      Investors are urged to read the provisions of our Amended and Restated Certificate of Incorporation, and the certificate of designation relating to each series of the preferred stock, which will be filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of issuance of such series of preferred stock.

      Our Amended and Restated Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, par value of $0.01 per share. As of the date of this prospectus, we had no outstanding shares of preferred stock. Rights to purchase Series A Preferred Stock have been distributed to holders of our common stock under a rights agreement, and a maximum of 500,000 shares of Series A Preferred Stock are authorized for issuance on exercise of rights. Our preferred stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, the board of directors is authorized to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series. Thus, the board of directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of common stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of our company. See “Description of Common Stock.”

      This summary highlights selected information about the preferred stock we may issue and may not contain all of the information that is important to you. We urge you to read our Amended and Restated Certificate of Incorporation and the certificate of designations creating your series of preferred stock which, define your rights as a holder of preferred stock.

      The specific terms of any preferred stock proposed to be sold will be described in the prospectus supplement. The terms of the offered preferred stock as described in the prospectus supplement may differ from the terms set forth below.

      For further information regarding the terms of the preferred stock offered, including the following, we urge you to read the prospectus supplement:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	the rank of the preferred stock with respect to dividend and liquidation rights;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the liquidation rights of the preferred stock;

•	whether the preferred stock will have preemptive rights;

•	the procedures for auction and remarketing, if any, of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred stock will have voting rights and the terms of the voting rights, if any;

•	whether the preferred stock will be listed on any securities exchange;

•	the transfer agent for the preferred stock;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

DESCRIPTION OF DEBT SECURITIES

      We may issue debt securities from time to time in one or more series. The following description summarizes the general terms and provisions of the debt securities that we may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. We urge you to read the applicable prospectus supplement for the terms of the series of debt securities offered, especially because the terms of specific series of debt securities offered may differ from the general information that we have provided below.

      As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to an indenture that we will enter into with a trustee, which we will select. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture. Second, the trustee performs certain administrative duties for us with respect to the debt securities.

      Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. If we refer to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you. The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

General Terms of Debt Securities

      Unless otherwise provided in any applicable prospectus supplement, the debt securities offered hereby will be unsecured obligations of Royal Gold and will be either our senior unsecured obligations issued in one or more series and referred to herein as the “senior debt securities,” or our subordinated unsecured obligations issued in one or more series and referred to herein as the “subordinated debt securities.” The senior debt securities will rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt securities and all of our other senior indebtedness, as described below under “— Subordination Provisions.”

      The indenture contains covenants with respect to the following matters:

•	payment of principal, premium, if any, and interest;

•	maintenance of an office or agency in each place of payment;

•	arrangements regarding the handling of money held in trust;

•	maintenance of corporate existence;

•	maintenance of insurance; and

•	statement by officers as to default.

      We may agree to additional covenants for the benefit of one or more series of debt securities, and, if so, these will be described in the applicable prospectus supplement.

      The indenture does not limit the total amount of debt securities that we can issue under it, nor does it limit us from incurring or issuing other unsecured or secured debt. Unless otherwise indicated in the applicable prospectus supplement, the indenture pursuant to which the debt securities are issued will not contain any financial covenants or other provisions that protect you in the event we issue a large amount of debt, or in the event that we are acquired by another entity (including in a highly leveraged transaction).

Specific Terms of Debt Securities

      We urge you to read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement may include the following, as applicable to the series of debt securities offered thereby:

•	the title of the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities of Royal Gold;

•	the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

•	whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

•	the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

•	the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

•	the basis upon which interest will be calculated if other than that of a 360-day year or twelve 30-day months;

•	the date or dates from which any interest will accrue or how such date or dates will be determined;

•	the interest payment dates and the record dates for these interest payments;

•	whether the debt securities are redeemable at our option;

•	whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

•	the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities;

•	whether we will have the option of issuing debt securities in “certificated” form;

•	whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons;

•	any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

•	the currency or currencies of the debt securities;

•	whether the amount of payments of principal, premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places for payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the applicability of the provisions of the indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	material federal income tax considerations that are specific to the series of debt securities offered;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	whether the indenture contains any changes or additions to the events of default or covenants described in this prospectus;

•	whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions for such conversion or exchange;

•	if the debt securities are to be secured, the provisions applicable to such security; and

•	any other terms specific to the series of debt securities offered.

Redemption

      If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

•	the redemption prices (or method of calculating the same);

•	the redemption period (or method of determining the same);

•	whether such debt securities are redeemable in whole or in part at our option; and

•	any other provisions affecting the redemption of such debt securities.

Conversion and Exchange

      If any series of the debt securities offered are convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

•	the conversion price or exchange ratio (or method of calculating the same);

•	the conversion or exchange period (or method of determining the same);

•	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

•	the events requiring an adjustment of the conversion price or the exchange ratio; and

•	any other provisions affecting conversion or exchange of such debt securities.

Form and Denomination of Debt Securities

Denomination of Debt Securities

      Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

Registered Form

      We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Bearer Form

      We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders of Registered Debt Securities

Book-Entry Holders

      We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

      Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

      As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

      In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

      For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Registered Holders

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the registered holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the registered holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.

      For example, once we make a payment or give a notice to the registered holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that registered holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the registered holders, and not the indirect holders, of the debt securities. Whether and how the registered holders contact the indirect holders is up to the registered holders.

      Notwithstanding the above, when we refer to “you” or “your” in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the registered holders or only indirect holders of the debt securities offered. When we refer to “your debt securities” in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

      If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a registered holder of the debt securities, if ever required;

•	if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a registered holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

      A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.

      A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the registered holder of the debt securities represented by such global security.

      If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “— Special Situations When a Global Security Will Be Terminated.”

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Holders of Registered Debt Securities” above.

•	An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security except to the extent the depositary or intermediary acts pursuant to our specific instructions. Additionally, neither the trustee nor we supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.

Special Situations When a Global Security Will Be Terminated

      In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under “— Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

      The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

      The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the registered holders of those debt securities.

Form, Exchange and Transfer of Registered Securities

      If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

      Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

      Holders may exchange or transfer their certificated securities at the trustee’s office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

      Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

      If we have designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

      If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

      If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

      On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.

      Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments on Global Securities

      We will make payments on a global security by wire transfer of immediately available funds directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Global Securities” above.

Payments on Certificated Securities

      We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

      Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee’s records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

      If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner. Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

      You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

What Is an Event of Default?

      Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default” with respect to the debt securities offered means any of the following:

•	We do not pay the principal of, or any premium on, the debt security on its due date.

•	We do not pay interest on the debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date.

•	We remain in breach of a covenant with respect to the debt securities for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the indenture, occurs.

      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same indenture or any other indenture.

Remedies If an Event of Default Occurs

      If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series.

      The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not required to take any action under the indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

      Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.

      Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.

      Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, or any premium or interest, on the affected series of debt securities; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.

      Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee, and how to declare or rescind an acceleration of maturity on their debt securities.

      With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.

Merger or Consolidation

      Unless otherwise specified in the applicable prospectus supplement, the terms of the indenture will generally permit us to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

•	in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the debt securities;

•	the merger or sale of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default (unless the merger or sale would cure the default) with respect to the debt

•	securities; and

•	we must satisfy any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

      There are three types of changes we can make to any indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

      First, there are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the indenture, without your specific approval, we may not:

•	change the stated maturity of the principal of, or interest or any additional amounts on, your debt securities;

•	reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

•	reduce the amount of principal payable upon acceleration of maturity of your debt securities;

•	make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt security in accordance with the terms of the indenture;

•	change the place or currency of payment on your debt securities;

•	impair your right to sue for payment on your debt securities;

•	if your debt securities are subordinated debt securities, modify the subordination provisions in the indenture in a manner that is adverse to you;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults of the indenture;

•	modify any other aspect of the provisions of the indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities; or

•	modify any other provisions of the indenture as specified in the applicable prospectus supplement.

Changes Not Requiring Your Approval

      There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

Changes Requiring Majority Approval

      Subject to the provisions of the indenture, any other change to, or waiver of, any provision of the indenture and the debt securities issued pursuant thereto would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

•	If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series affected by the change, with all affected series voting together as one class for this purpose.

•	Waiver of our compliance with certain provisions of an indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture, voting together as one class for this purpose, in accordance with the terms of such indenture.

      In each case, the required approval must be given in writing.

Further Details Concerning Voting

      When taking a vote, we will decide the principal amount attributable to the debt securities in the following manner:

•	For original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of such debt securities were accelerated to that date because of a default.

•	For debt securities for which principal amount is not known (for example, because it is based on an index), we will use the formula described in the prospectus supplement relating to such debt securities.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Debt securities will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under “— Defeasance — Full Defeasance.”

      We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee’s records as holders of the debt securities of the relevant series on such record date.

      Book-entry and other indirect holders should consult their banks or brokers for information on how their approval or waiver may be granted or denied if we seek their approval to change or waive the provisions of an indenture or of their debt securities.

Defeasance

      If specified in the applicable prospectus supplement and subject to the provisions of the indenture, we may elect either:

•	to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as “covenant defeasance”); or

•	to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as “full defeasance”).

Covenant Defeasance

      In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.

      Subject to the provisions of the indenture, to accomplish covenant defeasance with respect to the debt securities offered:

•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•	We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the indenture.

•	We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the indenture, had been complied with.

      If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall. For example, if the event causing the event of default is a bankruptcy, you may not be able to obtain payment.

Full Defeasance

      If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

      Subject to the provisions of the indenture, in order to accomplish full defeasance with respect to the debt securities offered:

•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•	We must deliver to the trustee of your debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the indenture.

•	We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the indenture, had been complied with.

Subordination Provisions

      Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, as supplemented, in right of payment to the prior payment in full of all of our senior indebtedness. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior indebtedness has been made or duly provided for in money or money’s worth.

      Notwithstanding the foregoing, unless all of our senior indebtedness has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior indebtedness or a person acting on their behalf, to be applied toward the payment of all our senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full. Subject to the payment in full of all our senior indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness.

      By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated debt securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

      When we refer to “senior indebtedness” in this prospectus, we are referring to the principal of (and premium, if any) and unpaid interest on:

•	our indebtedness (including indebtedness of others guaranteed by us), other than subordinated debt securities, whenever created, incurred, assumed or guaranteed, or money borrowed, unless the instrument creating or evidencing such indebtedness or under which such indebtedness is outstanding provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

•	renewals, extensions, modifications and refundings of any of such indebtedness.

      If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

      We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

      We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

      We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq National Market and The Toronto Stock Exchange. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

      Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Marking

      Any underwriters who are qualified market markers on The Nasdaq National Market may engage in passive market making transactions in the securities on The Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

      The validity of the securities to be offered hereby will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of High Desert Mineral Resources Inc. incorporated in this Prospectus by reference to the Report on Form 8-K/A filed February 6, 2003 have been so incorporated in reliance on the report of Dale Matheson Carr-Hilton LaBonte, Chartered Accountants.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement and the exhibits and the schedules to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.

      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the following SEC public reference rooms:

Judiciary Plaza

450 Fifth Street, N.W.
Rm. 1024
Washington, D.C. 20549

      You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the offices of the Nasdaq National Market, 1735 K St. NW, Washington, D.C. 20006.

Prospectus Supplement

Joint Book Runners

                HSBC                         Merrill Lynch & Co.

Co-Managers

JPMorgan	National Bank Financial	UBS Investment Bank